Exhibit 10.1

Second Amended and Restated Loan Agreement
Dated as of September 29, 2010
among
G&K Receivables Corp.,
as Borrower,
G&K Services, Inc.,
as initial Servicer,
Three Pillars Funding LLC,
as Lender,
SunTrust Bank,
as LC Issuer,
and
SunTrust Robinson Humphrey, Inc.,
as Administrator

-i-

-ii-

-iii-

Exhibits and Schedules

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Lender Note
Exhibit C	Form of Monthly Report
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Forms of Concentration Account Agreement
Exhibit F	Reduction Notice
Exhibit G	Form of Letter of Credit Request Transmittal Letter
Exhibit H	Form of Performance Undertaking
Exhibit I	Form of LC Application
Schedule 8.12	Deposit Accounts and Concentration Accounts
Schedule 9.1.5	Collateral Review Requirements
Schedule 15.3	Notice Addresses

-iv-

Second Amended and Restated Loan Agreement
     This Second Amended and Restated Loan Agreement is made and entered into as of September 29, 2010, among G&K Receivables Corp., a Minnesota corporation (“Borrower”), G&K Services, Inc., a Minnesota corporation, in its capacity as the initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, “Servicer”), Three Pillars Funding LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lender”), SunTrust Bank, a Georgia banking corporation, as LC Issuer (in such capacity the “LC Issuer”), and SunTrust Robinson Humphrey, Inc., a Tennessee corporation, as agent and administrator for Lender (in such capacity, together with its successor and assigns in such capacity, “Administrator”).
Background
     1. The parties hereto (other than the LC Issuer) are party to that certain Amended and Restated Loan Agreement dated as of October 1, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”) and wish to amend and restate the Existing Agreement.
     2. The Borrower desires that the Lender extend financing to the Borrower on the terms and subject to the conditions set forth herein. In addition, the Borrower may from time to time request the LC Issuer to issue one or more Letters of Credit upon application of the Borrower.
     3. The Lender is willing to provide such financing, and the LC Issuer is willing to issue such Letters of Credit, on the terms and subject to the conditions set forth herein.
     Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree to amend and restate the Existing Agreement as follows:
Article I
Definitions
     Section 1.1. Defined Terms. As used in this Agreement, (a) capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Receivables Sale Agreement (hereinafter defined) regardless of whether those capitalized terms are listed below, and (b) the following terms have the following meanings:
     “Accounts Receivable Turnover Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) the aggregate amount of Credit Sales during the 12 fiscal months ending on such Calculation Date by (b) the average fiscal month-end amount of the Aggregate Unpaid Balance of Receivables during the 12 fiscal months ending on such Calculation Date.
     “Administrator” has the meaning set forth in the preamble to this Agreement.

     “Administrator’s Account” has the meaning set forth in Section 4.5.
     “Advance Rate” means the percentage equal to (a) 100% minus (b) the Reserve Percentage.
     “Adverse Claim” has the meaning specified in the Receivables Sale Agreement.
     “Affected Party” means each of the LC Issuer, the Lender, any Liquidity Bank, any permitted assignee of the LC Issuer, the Lender or any Liquidity Bank, any Support Provider and any holder of a participation interest in the rights and obligations of any Liquidity Bank or Credit Bank under the Liquidity Agreement or the Credit Agreement, as the case may be, Administrator and any holding company of Bank.
     “Affiliate” of any Person means any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person or (ii) is an officer or director of such Person. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise. The word “Affiliated” has a correlative meaning.
     “Aggregate Face Amount Outstanding” means, on any date of determination, the aggregate undrawn amount of Letters of Credit then outstanding.
     “Aggregate Dilution Reserve” means, on any date of determination, the sum of the Short Dilution Reserve and the Long Dilution Reserve.
     “Aggregate Unpaid Balance” means, on any date of determination, the aggregate Unpaid Balance of all Eligible Receivables at such time.
     “Agreement” means this Second Amended and Restated Loan Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
     “Allocations” has the meaning set forth in Section 3.3.
     “Alternative Rate” means, for any Interest Period, an interest rate per annum equal to either (a) the LIBOR Rate or (b) if the LIBOR Rate is unavailable for any reason or there is less than three (3) Business Days’ prior notice to the Liquidity Banks of any funding by them, the Base Rate.
     “Alternative Rate Allocation” has the meaning set forth in Section 3.3.
     “Amortization Event” means any of the events described in Section 10.2.
     “Applicable Margin” has the meaning specified in the Fee Letter.

     “Bank” means SunTrust Bank, a Georgia banking corporation.
     “Bankruptcy Code” means the Bankruptcy Code, 11 U.S.C. §101, et seq., as amended.
     “Base Rate” means, on any date of determination, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Rate most recently determined by the Bank plus 0.50% per annum, and (iii) the LIBOR Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrowing Base” means, on any date of determination, an amount equal to the product of (a) the Advance Rate as of the more recent to occur of the Interim Calculation Date or the Calculation Date times (b) the excess, if any, of (i) the Aggregate Unpaid Balance as of the more recent to occur of the Interim Calculation Date or Calculation Date immediately preceding such date of determination, over (ii) the Excess Concentration Amount for all Obligors as of the last Business Day of the most recent Interim Calculation Date or Calculation Date.
     “Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit D hereto, duly executed by an authorized officer of Servicer.
     “Borrowing Base Deficit” means, on any date of determination, an amount equal to the excess, if any, of (a) the aggregate Credit Exposure at such time over (b) the lesser of (i) the Borrowing Base (as reflected in the most recent Borrowing Base Certificate or Monthly Report) and (ii) the Facility Limit.
     “Borrowing Request” has the meaning set forth in Section 2.2.
     “Business Day” means any day on which (a) the Bank is not authorized or required to be closed for business in Atlanta, Georgia, and The Depository Trust Company of New York is open for business, (b) commercial banks in New York City are not authorized or required to be closed and, in the case of a Rate Setting Date for Loans bearing interest by reference to the LIBOR Rate, banks are open for business in London, England, and (c) when determined in connection with notices and determinations in respect of any Loan bearing interest at the Commercial Paper Rate, any day specified in clause (a) which is also a day on which commercial paper markets in the United States are open.
     “Calculation Date” means the last Business Day of each Calculation Period.
     “Calculation Period” means a fiscal month.
     “Cash-Collateralize” means to pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the LC Obligations, an amount equal to 103% of the portion of the LC Obligations which is being Cash-Collateralized pursuant to documentation in form and substance satisfactory to the Administrator and the LC Issuer.

     “Charge-Off” means a Receivable not previously deemed a Defaulted Receivable that is written-off by Servicer or should, in accordance with the Credit and Collection Policy, be written-off.
     “Closing Date” means the later to occur of (a) November 18, 2004, or (b) the date of the first Loan hereunder.
     “Collateral” has the meaning set forth in Section 5.1(a).
     “Collateral Account Deficiency” has the meaning set forth in Section 2.4(b).
     “Collateral Review” means a report of Commercial Lending Consultants or another firm acceptable to Administrator which satisfies the requirements set forth on Schedule 9.1.5.
     “Collections” has the meaning set forth in the Receivables Sale Agreement.
     “Commercial Paper Notes” means short-term promissory notes issued by Lender to fund its Loans or investments in receivables or other financial assets.
     “Commercial Paper Rate” means, for any day, during any Interest Period, the per annum rate equivalent to the sum of (a) the weighted average of the per annum rates paid or payable by the Lender as interest or discount on or otherwise in respect of the Commercial Paper Notes issued by the Lender that are allocated, in whole or in part, by the Administrator (on behalf of the Lender) on such day to fund or maintain the Loans outstanding hereunder, (b) the commissions and charges charged by placement agents and commercial paper dealers with respect to such Commercial Paper Notes and other costs associated with the issuance of such Commercial Paper Notes, and (c) without duplication other interest and costs allocated by the Administrator (on behalf of the Lender) to fund or maintain the Loans associated with the funding by the Lender of small or odd lot amounts that are not funded with Commercial Paper Notes.
     “Commitment Termination Date” means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of any termination of the Lender’s Commitment pursuant to Section 2.7, (iii) the effective date on which the Lender’s Commitment is terminated pursuant to Section 10.3, (iv) the Liquidity Termination Date, and (v) termination of the Credit Banks’ commitments under the Credit Agreement.
     “Concentration Account” means each of the accounts designated as a concentration account on Schedule 8.12 hereto maintained in Borrower’s name.
     “Concentration Account Agreement” means an agreement by and among the Borrower, the Administrator and the bank at which a Concentration Account or a Deposit Account is maintained, in substantially the form of one of the agreements attached hereto as Exhibit E (or as otherwise approved by the Administrator), specifying the rights of the Lender and the Administrator in a Concentration Account or a Deposit Account.

     “Concentration Limit” means:
     (a) for any other Obligor whose short term unsecured debt ratings are at least both “A-1” from S&P and “P-1” from Moody’s, 4.0% of the Aggregate Unpaid Balance; or
     (b) for all municipal and state Government Obligors in the aggregate, 5.0% of the Aggregate Unpaid Balance; and
     (c) for any other Obligor, 2.0% of the Aggregate Unpaid Balance;
provided that (1) the limitations set forth in the foregoing clauses (a), (b) and (c) shall apply to each specified Obligor and its Affiliates, considered as if they were one and the same Person.
     “Contract” has the meaning set forth in the Receivables Sale Agreement.
     “Covered Taxes” means Taxes other than Excluded Taxes.
     “CP Allocation” has the meaning set forth in Section 3.3.
     “Credit Advance” means a drawing under a letter of credit issued pursuant to a Credit Agreement for the account of Lender, a loan to Lender under a Credit Agreement or any other advance or disbursement of funds to Lender or for Lender’s account pursuant to a Credit Agreement or any such letter of credit, in each case to the extent such drawing, loan, advance or disbursement has not been repaid or reimbursed to Credit Bank in accordance with the related Credit Agreement.
     “Credit Agreement” means and includes any program-wide agreement entered into by any Credit Bank providing for the issuance of one or more letters of credit for the account of Lender, the issuance of one or more surety bonds for which Lender is obligated to reimburse the applicable Credit Bank for any drawings hereunder, the sale by Lender to any Credit Bank of receivables or other financial assets owned or held by Lender (or portions thereof) and/or the making of loans and/or other extensions of credit to Lender in connection with its commercial paper program, together with any cash collateral agreement, letter of credit, surety bond or other agreement or instrument executed and delivered in connection therewith (but excluding the Liquidity Agreement, or similar agreement, or any voluntary advance agreement).
     “Credit and Collection Policy” has the meaning set forth in the Receivables Sale Agreement
     “Credit Bank” means and includes Bank and any other or additional bank or other Person (other than Borrower or other customer of Lender or any liquidity provider as such) now or hereafter extending credit or a purchase commitment to or for the account of Lender or issuing a letter of credit, surety bond or other instrument, in each case to support any obligations arising under or in connection with Lender’s commercial paper program.

     “Credit Exposure” means, at any time, the aggregate outstanding principal amount of the Loans plus the outstanding LC Obligations. In computing the amount of Credit Exposure, (i) Borrower shall exclude the amount of any LC Obligations that are Cash-Collateralized, and (ii) in connection with a Loan, the proceeds of which will be used to finance a draw under a Letter of Credit, Borrower need not count both the Reimbursement Obligation and the amount of such Loan.
     “Credit Extension” means the making of a Loan or issuance of a Letter of Credit, as applicable.
     “Credit Sales” means, for any period of determination, the Outstanding Balance of all Receivables originated by the Originators during such period.
     “Days Sales Outstanding Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Calculation Date.
     “DBRS” means Dominion Bond Rating Service, Ltd.
     “Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (viii) all obligations arising in connection with a sale or other transfer of any of such Person’s financial assets which are, or are intended to be, classified as loans for federal tax purposes, (ix) all Debt referred to in clauses (i) through (viii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such

Debt, and (x) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Default Rate” has the meaning set forth in Section 3.1(c).
     “Default Ratio” means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the Aggregate Unpaid Balance of Receivables that became Defaulted Receivables during the Calculation Period ending on such Calculation Date, by (b) Credit Sales for the Calculation Period ending four (4) fiscal months prior to such Calculation Date.
     “Defaulted Receivable” means, as of any date of determination, any Receivable (i) which Servicer has or should have charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Receivable, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 121 days or more past the Invoice Date for such payment, determined by reference to the original contractual payment terms of such Receivable or (iii) as to which the Obligor thereon has suffered an Event of Bankruptcy.
     “Delinquency Ratio” means, as of any date of determination, the ratio (expressed as a percentage) computed as of the last day of the Calculation Period then most recently ended, by dividing (a) the Unpaid Balance of Receivables that are Delinquent Receivables as of the last day of such Calculation Period by (b) an amount equal to the Aggregate Unpaid Balance as of the last day of such Calculation Period, minus the aggregate Excess Concentration Amount as of the last day of such Calculation Period.
     “Delinquent Receivable” means, as of any date of determination, any Receivable (other than a Defaulted Receivable) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 91 days or more past the Invoice Date for such payment.
     “Deposit Account” means any depositary account of Borrower (other than a Concentration Account) which is listed on Schedule 8.12 hereto into which proceeds of Receivables are deposited and from which all available funds are swept each Business Day into a Concentration Account.
     “Deposit Date” has the meaning set forth in Section 11.2.4(b).
     “Designated Obligor” means, at any time, each Obligor and its Affiliates; provided, however, that any Obligor shall cease to be a Designated Obligor three (3) Business Days after notice is given by Administrator.

     “Dilutions” means, for any period of determination, the aggregate amount of returns, allowances, net credits and any other non-cash reductions to the Credit Sales during such period.
     “Distribution Date” means the 22nd day of each calendar month after the Closing Date (or, if such day is not a Business Day, the Business Day immediately thereafter).
     “Documents” means all documentation relating to the Receivables including, without limitation, the Contracts, billing statements and computer records and programs.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
     “Eligible Receivable” means each Receivable that meets the following criteria:
     (a) that was created by the applicable Originator in compliance, in all material respects, with its Credit and Collection Policy, in the regular and ordinary course of the business of such Originator;
     (b) the Obligor of which is a Designated Obligor;
     (c) that was documented in all material respects in compliance with the applicable Originator’s standard administration and documentation policies and procedures;
     (d) is not a Defaulted Receivable or a Delinquent Receivable;
     (e) as to which, at the time of the sale or contribution of such Receivable to Borrower, the transferring Originator was the sole owner thereof and had good and marketable title thereto, free and clear of all Adverse Claims, and which was sold or contributed to Borrower pursuant to the Receivables Sale Agreement free and clear of all Adverse Claims other than in favor of Administrator;
     (f) the assignment of which by the applicable Originator to Borrower pursuant to the Receivables Sale Agreement does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale or assignment of which does not require the consent of the Obligor thereof;
     (g) which is denominated and payable in Dollars and is only payable in the United States of America;
     (h) the Obligor of which is a resident of the United States;
     (i) the Obligor of which is not an officer, director or Affiliate of any Originator or Borrower and is not the United States government or any agency thereof;
     (j) that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;
     (k) that does not contravene any applicable requirements of law (including without limitation all laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and privacy) and which complies with all applicable requirements of law and with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the related Originator in connection with the creation or the execution, delivery and performance of such Receivable, have been duly obtained, effected or given and are in full force and effect;
     (l) that complies with all applicable requirements of the applicable Credit and Collection Policy;
     (m) as to which each of Borrower’s and Administrator’s (for the benefit of the Lender Secured Parties) first priority security interest in such Receivable has been perfected under the applicable Uniform Commercial Code and other applicable laws;
     (n) as to which Servicer is in possession of the related Receivable File;
     (o) which provides for repayment in full of the Unpaid Balance thereof within 30 days of the date of the creation thereof;
     (p) the terms of which have not been modified or waived except as permitted under the Credit and Collection Policy and this Agreement;
     (q) which constitutes an “account” or a “payment intangible” under and as defined in Article 9 of the Uniform Commercial Code of all applicable jurisdictions;
     (r) which is not subject to any dispute, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against any Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract);
     (s) the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor; and
     (t) is not a bill-and-hold Receivable.

     “Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
     (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, solely in the case of the Borrower, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
     (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.
     “Event of Default” means any of the events described in Section 10.1.
     “Excess Concentration Amount” means, on any date of determination, with respect to any Obligor and its Affiliates considered as if they were one and the same Obligor, the amount, if any, by which the Aggregate Unpaid Balance of such Obligor and its Affiliates at such time exceeds the Concentration Limit for such Obligor and its Affiliates at such time.
     “Excluded Taxes” means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income, imposed on it by (i) the jurisdiction under the laws of which such Indemnified Party is organized or (ii) the jurisdiction in which such Indemnified Party’s principal executive office is located.
     “Expected Long Dilution Ratio” means, on any date of determination, the rolling twelve-fiscal-month average Long Dilution Ratio for the twelve-fiscal-month period ending on the most recent Calculation Date.
     “Expected Short Dilution Ratio” means, on any date of determination, the rolling twelve-fiscal-month average Short Dilution Ratio for the twelve-fiscal-month period ending on the most recent Calculation Date.
     “Extension Fee” has the meaning provided in the Fee Letter.

     “Facility Limit” means $40,000,000.
     “Federal Funds Rate” means, for any day, the greater of (i) the average rate per annum as determined by Bank at which overnight Federal funds are offered to Bank for such day by major banks in the interbank market, and (ii) if Bank is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by Bank shall be conclusive and binding on Borrower and Servicer except in the case of manifest error.
     “Fee Letter” has the meaning set forth in Section 3.4.
     “Fees” means all LC Fees and all other fees and other amounts payable by the Borrower to the Administrator, the LC Issuer or the Lender pursuant to the Fee Letter.
     “Fitch” means Fitch, Inc. and Fitch Ratings Ltd and any subsidiary of either of them together with any successor in interest to any such person.
     “G&K” means G&K Services, Inc., a Minnesota corporation, and its successors.
     “GAAP” has the meaning set forth in the Receivables Sale Agreement.
     “Government Obligor” means any Obligor that is a Governmental Authority.
     “Governmental Authority” has the meaning set forth in the Receivables Sale Agreement.
     “Indemnified Amounts” has the meaning set forth in Section 14.1.
     “Indemnified Party” has the meaning set forth in Section 14.1.
     “Independent Director” means a director of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a manager of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than the Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (iv) is reasonably acceptable to the Administrator as evidenced in a writing executed by the Administrator (it being understood and agreed that any equity owner, manager or employee of Global Securitization Services, LLC, Wilmington Trust Company or Lord Securities Corporation is hereby consented to by the Administrator); provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by G&K or any of its Affiliates.
     “Interest Period” means
     (a) with respect to any CP Allocation or any Alternative Rate Allocation while the Base Rate is applicable thereto, (i) initially, the period commencing on the date of the initial establishment of such Allocation and ending on the last day of the calendar month in which such Allocation was initially established, and (ii) thereafter, each period commencing on the first day of a calendar month and ending on the last day of such calendar month; and
     (b) with respect to any Alternative Rate Allocation while the LIBOR Rate is applicable thereto, (i) initially, the period commencing on the date of the initial establishment of such Allocation and ending on (but excluding) the next following Scheduled Interest Payment Date, and (ii) thereafter, each period commencing on (and including) a Scheduled Interest Payment Date and ending on (but excluding) the next following Scheduled Interest Payment Date (or, if the LIBOR Rate becomes unavailable prior to such following Scheduled Interest Payment Date, the first day of an Interest Period described in clause (a) above with respect to the same allocation);
; provided, however, that if any Interest Period for any Allocation that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by Administrator.
     “Interim Calculation Date” means the last Business Day of the first three fiscal weeks in each Calculation Period.
     “Invoice Date” means the date of creation of a Receivable.
     “LC Application” has the meaning set forth in Section 2.4(a).

     “LC Fee” has the meaning set forth in the Fee Letter.
     “LC Issuer” means the Bank in its capacity as the issuer of a Letter of Credit.
     “LC Obligations” means, at any time, the sum, without duplication, of (a) the Aggregate Face Amount Outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Sublimit” means, at any time, the lesser of (a) $15,000,000 and (b) the Facility Limit.
     “Lender” has the meaning set forth in the preamble to this Agreement.
     “Lender Note” has the meaning set forth in Section 2.8.
     “Lender Secured Parties” means the Lender, the Administrator, and each Indemnified Party, and the successors and permitted assigns of each of the foregoing.
     “Lender’s Commitment” has the meaning set forth in Section 2.1(a).
     “Letter of Credit” means a stand-by letter of credit issued by LC Issuer in United States Dollars upon application of the Borrower at the request of the Servicer with an expiry date occurring on or before the earlier to occur of the 365th day after the date of issuance or extension, or the Scheduled Commitment Termination Date.
     “Letter of Credit Collateral” has the meaning set forth in Section 5.1(d)(ii).
     “Letter of Credit Collateral Account” means a segregated cash collateral account at the Bank in the LC Issuer’s name established at any time after the date of this Agreement at the LC Issuer’s request that is under the exclusive control of the LC Issuer.
     “Letter of Credit Request” means a letter, substantially in the form of Exhibit VIII to the Receivables Sale Agreement, duly executed by an Originator and delivered to the Borrower.
     “Letter of Credit Request Transmittal Letter” means a letter, substantially in the form of Exhibit G hereto, duly executed by the Borrower and delivered to the LC Issuer.
     “Liabilities” means, with respect to any Person, all obligations of such Person which would, in accordance with GAAP, be classified on a balance sheet as liabilities, including, without limitation, (i) Debt secured by liens against property of such Person whether or not such Person is liable for the payment thereof and (ii) deferred liabilities.
     “LIBOR Rate” means, for any Interest Period, a rate per annum equal to the rate per annum appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for one month in

United States dollars) at approximately 11:00 a.m. (London time) on the Rate Setting Day; provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by SunTrust Bank at approximately 11:00 a.m. (London time) on the Rate Setting Day to prime banks in the London interbank market for a one-month period.
     “Liquidity Agreement” means and includes (a) the Second Amended and Restated Liquidity Asset Purchase Agreement (regarding G&K Receivables Corp.), dated as of September 29, 2010, among Lender, as borrower, Bank, as liquidity agent for the Liquidity Banks, Administrator, and the Liquidity Banks, or (b) any other agreement hereafter entered into by Lender providing for the sale by Lender of Loans (or portions thereof), or the making of loans or other extensions of credit to Lender secured by security interests in the Loans (or portions thereof), to support all or part of Lender’s payment obligations under the Commercial Paper Notes or to provide an alternate means of funding Lender’s investments in accounts receivable or other financial assets, in each case as amended, supplemented, restated or otherwise modified from time to time.
     “Liquidity Bank” means and includes Bank and the various financial institutions as are, or may become, parties to the Liquidity Agreement, as purchasers thereunder.
     “Liquidity Premium” has the meaning specified in the Fee Letter.
     “Liquidity Termination Date” means September 28, 2011, as such date may be extended from time to time by the Liquidity Banks in accordance with the Liquidity Agreement.
     “Loan” means any amount disbursed as principal by Lender to Borrower under this Agreement.
     “Long Dilution Horizon Ratio” means, on any date of determination, the ratio computed by dividing (a) the sum of (i) Credit Sales for the Calculation Period then most recently ended plus (ii) 53% of Credit Sales for the Calculation Period immediately preceding such most recently ended Calculation Period, by (b) an amount equal to the Aggregate Unpaid Balance as of the last day of such most recently ended Calculation Period, minus the aggregate Excess Concentration Amount as of the last day of such most recently ended Calculation Period.
     “Long Dilution Ratio” means, as of any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Long Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 1 fiscal month prior to such Calculation Date.

     “Long Dilution Reserve” means, on any date of determination, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Long Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Long Dilution Spike Rate less (2) the Expected Long Dilution Ratio times (y) a ratio computed by dividing (1) the Long Dilution Spike Rate by (2) the Expected Long Dilution Ratio times (b) the Long Dilution Horizon Ratio.
     “Long Dilution Spike Rate” means, on any date of determination, the highest Long Dilution Ratio over the twelve-fiscal-month period ending on the most recent Calculation Date.
     “Long Dilutions” means, for any period of determination, all Dilutions other than Short Dilutions.
     “Loss Horizon Ratio” means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) Credit Sales for the most recent four (4) Calculation Periods, by (b) an amount equal to the Aggregate Unpaid Balance as of such Calculation Date, minus the aggregate Excess Concentration Amount as of such Calculation Date.
     “Loss Reserve” means, on any date of determination, the product of (a) the highest rolling 3-fiscal-month average Default Ratio over the 12 fiscal months ending on the most recent Calculation Date, times (b) the Loss Horizon Ratio as of such Calculation Date, times (c) the Stress Factor.
     “Material Adverse Effect” means a material adverse effect on (a) on the business, property, condition (financial or otherwise) or results of operations or prospects of (i) the Servicer and its Subsidiaries taken as a whole, or (ii) the Borrower, (b) the ability of the Borrower or the Servicer to perform its respective obligations under the Agreement or any other Transaction Document to which it is a party, (c) the legality, validity or enforceability of the Agreement or any other Transaction Document, (d) the existence, validity, perfection or priority of (i) Administrator’s (for the benefit of the Secured Parties) security interest in the Collateral or the Letter of Credit Collateral (for the benefit of LC Issuer), or (ii) the Borrower’s ownership interest in the Receivables; or (e) the validity, enforceability or collectibility of the Receivables generally or of any material portion of the Receivables.
     “Material Debt” has the meaning specified in Section 11.7.7.
     “Modify” and “Modification” have the meanings set forth in Section 2.1(b).
     “Monthly Report” means a report, substantially in the form of Exhibit C or in such other form acceptable to Administrator, prepared by Servicer as of the Calculation Date then most recently occurring signed by an authorized officer of Servicer.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Obligations” means all obligations (monetary or otherwise) of Borrower to Lender, Administrator, the LC Issuer, any Affected Party or any Indemnified Party and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Lender Note and each other Transaction Document, in each case however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     “Obligor” means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.
     “Organizational Documents” has the meaning specified in the Receivables Sale Agreement.
     “Originator” has the meaning specified in the Receivables Sale Agreement.
     “Outstanding Balance” has the meaning specified in the Receivables Sale Agreement.
     “Performance Guarantor” means G&K Services, Inc.
     “Performance Undertaking” means the Performance Undertaking in the form of Exhibit H hereto duly executed by the Performance Guarantor.
     “Permitted Investment” means, at any time:
     (i) marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;
     (ii) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent rating from the Rating Agencies) or (y) is set forth in a list (which may be updated from time to time) (A) approved by Administrator and (B) with respect to which a written statement has been obtained from each of the Rating Agencies to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;
     (iii) commercial paper which is (x) rated at least as high as the Commercial Paper Notes by the Rating Agencies, or (y) set forth in a list (which may be updated from time to time) (A) approved by Administrator and (B) with respect to which a written statement has been obtained from each of the Rating Agencies to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

     (iv) secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above; and
     (v) freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses(i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth below, which are rated at least “AAm” or “AAmg” or their equivalent by both Rating Agencies, provided that there is no “r-highlighter” affixed to such rating.
     “Person” has the meaning set forth in the Receivables Sale Agreement
     “Prime Rate” means as of any date of determination, the rate of interest most recently announced by Bank at its principal office in Atlanta, Georgia as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced, which rate is not necessarily intended to be the lowest rate of interest determined by Bank in connection with extensions of credit).
     “Program Documents” means the Liquidity Agreement, the Credit Agreement, the Voluntary Advance Agreement, the documents under which Administrator performs its obligations with respect to Lender’s commercial paper program and the other documents to be executed and delivered in connection therewith, as amended, supplemented, restated or otherwise modified from time to time.
     “Purchase Price Credit” has the meaning set forth in the Receivables Sale Agreement
     “Rate Setting Day” means, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period. In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.
     “Rating Agencies” means S&P, Fitch, DBRS and Moody’s.
     “Receivable” has the meaning specified in the Receivables Sale Agreement.
     “Receivable File” means with respect to a Receivable, (i) the Contract giving rise to the Receivable and other evidences of the Receivable including, without limitation, tapes, discs, punch cards and related property and rights and (ii) each UCC financing statement related thereto, if any.
     “Receivables Sale Agreement” means the First Amended and Restated Receivables Sale Agreement, dated as of September 29, 2010 by and among Originators, as sellers, and Borrower, as buyer, as such Receivables Sale Agreement may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of Administrator.

     “Regulatory Change” means, relative to any Affected Party:
     (a) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any: (i) United States federal, state or municipal law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above;
     (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above; or
     (c) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Bank or any related Affected Party.
     For the avoidance of doubt, (i) any change in accounting standards (including, without limitation, FASB Statements of Financial Account Standards 166 and FASB Interpretation No. 167) or the issuance of any other pronouncement, release or interpretation (or revisions to the foregoing) that causes or requires the consolidation of all or a portion of the assets and liabilities of Borrower or Lender with the assets and liabilities of any Affected Party shall constitute a Regulatory Change with respect to such Affected Party and (ii) for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directions in connection therewith (the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date hereof.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.4(c) to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under the Letters of Credit.
     “Related Security” has the meaning specified in the Receivables Sale Agreement.
     “Required Capital Amount” has the meaning specified in the Receivables Sale Agreement.
     “Requirements of Law” for any Person or any of its property shall mean the Organizational Documents of such Person or any of its property, and any statute, law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or businesses or to which such Person or any of its property or businesses is subject, whether federal, state or local.
     “Reserve Floor” means, for any Calculation Period, the sum of (a) 15% plus (b) the product of (i) the Expected Short Dilution Ratio and (ii) the Short Dilution Horizon Ratio plus (c) the product of (i) the Expected Long Dilution Ratio and (ii) the Long Dilution Horizon Ratio.
     “Reserve Percentage” means the percentage equal to the greater of (a) the sum of (i) the Loss Reserve, (ii) the Aggregate Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve, and (b) the Reserve Floor.
     “Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
     “Scheduled Commitment Termination Date” means September 26, 2012, as extended from time to time by mutual agreement of the parties hereto.
     “Scheduled Interest Payment Date” means, with respect to each Loan, each Distribution Date hereafter.
     “Secured Obligations” has the meaning set forth in Section 5.1(e).
     “Secured Obligations to LC Issuer” has the meaning set forth in Section 5.1(e).
     “Secured Obligations to Lender Secured Parties” has the meaning set forth in Section 5.1(b).
     “Secured Parties” means the LC Issuer and the Lender Secured Parties.
     “Servicer” means G&K, or any successor Servicer appointed as provided in Section 11.5.
     “Servicer Event of Default” shall have the meaning specified in Section 11.7.
     “Servicing Fee” means, as to any Calculation Period, the fee payable to Servicer which, so long as G&K or one of its Affiliates is Servicer, shall be equal to the Servicing Fee Rate divided by 12 multiplied by the Aggregate Unpaid Balance at the beginning of such Calculation Period. The Servicing Fee for any successor Servicer shall be equal to the fee reasonably agreed to by Administrator and such successor Servicer.

     “Servicing Fee Rate” means 2.40%.
     “Servicing Reserve” means, on any date of determination, the product of: (a) the highest Day Sales Outstanding Ratio during the 12 fiscal months ending on the most recent Calculation Date, (b) the Stress Factor, (c) 2.40%, and (d) 1/360.
     “Short Dilution Horizon Ratio” means, on any date of determination, the ratio computed by dividing (a) 33% of Credit Sales for the Calculation Period then most recently ended by (b) an amount equal to the Aggregate Unpaid Balance as of the last day of such most recently ended Calculation Period, minus the aggregate Excess Concentration Amount as of the last day of such most recently ended Calculation Period.
     “Short Dilution Ratio” means, as of any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Short Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 1 fiscal month prior to such Calculation Date.
     “Short Dilution Reserve” means, on any date of determination, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Short Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Short Dilution Spike Rate less (2) the Expected Short Dilution Ratio times (y) a ratio computed by dividing (1) the Short Dilution Spike Rate by (2) the Expected Short Dilution Ratio times (b) the Short Dilution Horizon Ratio.
     “Short Dilution Spike Rate” means, on any date of determination, the highest Short Dilution Ratio over the twelve-fiscal-month period ending on the most recent Calculation Date.
     “Short Dilutions” means, for any period of determination, the aggregate amount of all Dilutions that are net credit invoices and that have been applied within ten (10) Business Days of the creation of such Dilutions during such period.
     “Significant Event” means any Amortization Event or Event of Default.
     “Solvent” means with respect to any Person that as of the date of determination both (A)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Stress Factor” means 2.5.
     “Subordinated Note” has the meaning specified in the Receivables Sale Agreement.
     “Subsidiary” means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
     “Support Provider” means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of Lender.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority.
     “Termination Date Collateral Account Deficiency” has the meaning set forth in Section 10.3(c) hereof.
     “Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Lender Note, the Fee Letter, the Subordinated Note, the Performance Undertaking and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement or the Receivables Sale Agreement (except the Program Documents), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with this Agreement.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
     “Unmatured Servicer Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.
     “Unmatured Significant Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Significant Event.
     “Unpaid Balance” means, with respect to any Receivable, the sum of (a) the Outstanding Balance thereof, plus (without duplication), (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Outstanding Balance.

     “Voluntary Advance Agreement” means the Voluntary Advance Agreement, dated as of March 11, 1999, among Lender, Administrator and Bank, as it may be amended, supplemented, restated or otherwise modified from time to time.
     “Yield Reserve” means, on any date of determination, the product of (a) the highest Day Sales Outstanding Ratio during the 12 fiscal months ending on the most recent Calculation Date, (b) the Stress Factor, (c) the Prime Rate as in effect on such Calculation Date and (d) 1/360.
     Section 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.
     (b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.
     (c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
     (d) The words “fiscal month,” “fiscal period” and “fiscal year” and similar terms when used in this Agreement shall refer to the fiscal month, fiscal period and fiscal year of the Initial Servicer.
     Section 1.3. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.
     Section 1.4. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Article II
The Lender’s Commitment, Borrowing and Letter of Credit Procedures and
Lender Note
     Section 2.1. Lender’s Commitment. (a) Loans. On the terms and subject to the conditions set forth in this Agreement, Lender agrees to make loans to Borrower on a revolving basis from time to time (the “Lender’s Commitment”) before the Commitment Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 2.2; provided, however, that the aggregate Credit Exposure from time to time outstanding hereunder shall not exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base. Within the limits of the Lender’s Commitment, Borrower may borrow and (subject to Section 4.1(a)) prepay and reborrow under this Section 2.1(a).
     (b) Issuance of Letters of Credit. Borrower (or the Servicer on behalf of Borrower) may request that the LC Issuer issue Letters of Credit, and the LC Issuer hereby agrees to issue each requested Letter of Credit and to renew, extend, increase, decrease or otherwise modify each Letter of Credit issued by it (“Modify,” and each such action, including, without limitation, an automatic extension or renewal to which the LC Issuer consents in its sole discretion, a “Modification”), from time to time upon the request of Borrower; provided, that an automatic extension or renewal shall be subject to the LC Issuer’s consent in its sole discretion; provided, further, that no Letter of Credit shall be issued or Modified by the LC Issuer if, after giving effect thereto, (i) the aggregate Credit Exposure would exceed the lesser of the Borrowing Base or the Facility Limit, or (ii) the LC Obligations would exceed the LC Sublimit; and provided, further, that each Letter of Credit issued pursuant to this Section 2.1(b) shall have a face amount of not less than $100,000. No Letter of Credit shall have a stated expiry date later than one (1) year or 365 days from the date of issuance or Modification or after the Scheduled Commitment Termination Date, although it may contain an automatic renewal provision as provided in each LC Application.
     Section 2.2. Borrowing Procedures. Borrower (or Servicer on its behalf) may request a Loan hereunder by giving notice to Administrator of a proposed borrowing not later than 2:00 p.m. (Atlanta, Georgia time), (a) three (3) Business Days prior to the proposed date of any borrowing that will accrue interest at the LIBOR Rate and (b) two (2) Business Days prior to the proposed date of any other borrowing (or such lesser period of time as Lender may consent). Each such notice (herein called a “Borrowing Request”) shall be in the form of Exhibit A (or, if acceptable to Administrator, the information required therein may be given by telephone) and shall include the date and amount of such proposed borrowing. Any Borrowing Request given by Borrower (or Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on Borrower. Any Borrowing Request may be delivered by facsimile transmission or by electronic mail message attaching a portable data format or “.pdf” file containing an image of the signed request, provided, however, that no such transmission or electronic mail message shall be deemed to be delivered unless and until Borrower (or Servicer on its behalf) confirms Administrator’s actual receipt thereof by telephone.
     Section 2.3. Funding. Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Loan and the limitations set forth in Section 2.1, Lender shall make the proceeds of such requested Loan available to Administrator at its office in Atlanta, Georgia in immediately available funds on the proposed date of borrowing. Upon receipt by Administrator of such funds, Administrator will make such funds available to Borrower at such office on such date. Each borrowing shall be on a Business Day and shall be in an amount of at least $1,000,000 and in integral multiples of $500,000 (or in such other amounts as Lender or Administrator may approve).

     Section 2.4. Letters of Credit. (a) Letter of Credit Requests. Subject to Section 2.1, Borrower (or the Servicer on its behalf) shall give the LC Issuer reasonable prior notice of the proposed date of issuance or Modification of each Letter of Credit (and in no event shall such notice be given later than 12:00 noon (Atlanta time) three (3) Business Days prior to such issuance or Modification), by delivering a copy of the Letter of Credit Request provided to it under the Receivables Sale Agreement, together with a transmittal letter in substantially the form of Exhibit G hereto, duly completed by the Borrower (or the Servicer on its behalf). The issuance or Modification by the LC Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article VII, be subject to the conditions precedent that such Letter of Credit shall be reasonably satisfactory to the LC Issuer and that the Borrower (or the Servicer on its behalf) shall have executed and delivered an application in the form attached hereto as Exhibit I (each, an “LC Application”) and/or such other instruments and agreements relating to such Letter of Credit as the LC Issuer shall have reasonably requested. In no event shall the LC Issuer be obligated to issue a Modification if, on the proposed date of such Modification, the LC Issuer would not be obligated to issue new Letters of Credit if requested or if the beneficiary does not consent to the proposed terms of the Modification or, with respect to an automatic extension or renewal, the LC Issuer does not consent in its sole discretion.
     (b) Reimbursement by Borrower. The LC Issuer shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The LC Issuer shall notify the Borrower and the Lender of such demand for payment and whether the LC Issuer has made or will make a payment under such Letter of Credit; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer with respect to such payment. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer for any payments made by the LC Issuer in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the LC Issuer and the Administrator prior to 11:00 a.m. (Atlanta, Georgia time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the LC Issuer for the entire amount of such drawing in funds other than from the proceeds of a Loan and the Borrower does in fact so reimburse the LC Issuer for the entire amount of such drawing, the LC Issuer may apply Letter of Credit Collateral in the Letter of Credit Collateral Account to satisfy such obligation to reimburse the LC Issuer. To the extent there are insufficient funds in the Letter of Credit Collateral Account to satisfy such Reimbursement Obligation (any such deficiency, a “Collateral Account Deficiency”), the LC Issuer shall notify the Administrator of the amount of such Collateral Account Deficiency and the Borrower shall be deemed to have timely given a Borrowing Request to the Administrator pursuant to Section 2.2 requesting the Lender to make a Loan on the date on which such drawing is honored in the amount of such Collateral Account Deficiency; provided, that for purposes solely of such Loan, the conditions precedent set forth in Section 7.2 hereof shall not be applicable. The Administrator shall notify the Lender of such Loan and the Lender shall make the proceeds of its Loan available to the Administrator solely for the account of the LC Issuer notwithstanding the provisions of Section 2.3. The proceeds of each Loan made in accordance with this Section shall be applied directly by the Administrator to reimburse the LC Issuer in respect of a Collateral Account Deficiency for a payment of a drawing under a Letter of Credit.

     If for any reason a Loan is not made in accordance with the foregoing provision, then the Lender shall be obligated to fund the participation that the Lender purchased pursuant to Section 2.4(e) in an amount equal to the amount of such drawing under the Letter of Credit on and as of the date which such Loan should have occurred. The Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that the Lender or any other Person may have against the LC Issuer or any other Person for any reason whatsoever, (ii) the existence of an Event of Default or a Significant Event, or the termination of the Lender’s Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, the Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrator for the account of the LC Issuer. Whenever, at any time after the LC Issuer has received from the Lender the funds for its participation hereunder, the LC Issuer (or the Administrator) receives any payment on account thereof, the Administrator or the LC Issuer, as the case may be, will distribute to the Lender its payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, the Lender will return to the Administrator or the LC Issuer, as applicable, any portion thereof previously distributed by the Administrator or the LC Issuer to it.
     All such amounts paid by the LC Issuer and remaining unpaid by the Borrower (whether from cash on hand or with the proceeds of a Loan made in accordance with this Agreement) shall bear interest, payable on each Distribution Date in arrears, for each day until paid at a rate per annum equal to the Default Rate. The Borrower’s Reimbursement Obligations and obligation to pay Interest pursuant to this Section 2.4(b) shall be secured by the Letter of Credit Collateral.
     (c) Obligations Absolute. The Borrower’s obligation to pay Reimbursement Obligations hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
     (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
     (ii) The existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Lender or the LC Issuer or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) Payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document to the LC Issuer that does not comply with the terms of such Letter of Credit;
     (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
     (vi) The existence of an Event of Default or other Significant Event or the termination of the Lender’s Commitment.
     Neither the Administrator, the LC Issuer, the Lender nor any other Indemnified Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided, that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (d) Actions of LC Issuer. With respect to any actions taken or omitted in the absence of gross negligence or willful misconduct, the LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.
     (e) Participations. Upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the

LC Issuer or the Lender, the LC Issuer hereby grants to the Lender, and the Lender purchases from the LC Issuer, a participation in such Letter of Credit equal to 100% of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, the Lender hereby absolutely and unconditionally agrees to pay to the LC Issuer, 100% of each draw honored by the LC Issuer pursuant to a Letter of Credit and not reimbursed by Borrower on the date due as provided in Section 2.4(b), or of any reimbursement payment required to be refunded to Borrower for any reason. The Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Significant Event or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Lender shall be entitled to receive any LC Fees and interest actually collected by the LC Issuer, but in no event shall the Lender be entitled to share in any other fees, commissions, charges or expenses payable to the LC Issuer.
     (f) LC Issuer Invoices. The LC Issuer shall invoice Borrower for LC Fees no later than the fifth (5th) Business Day immediately preceding each Distribution Date (which invoice may be combined with the invoice described in Section 3.5) and shall disburse the LC Fees and interest received by the LC Issuer within one (1) Business Day after the LC Issuer’s receipt thereof.
     Section 2.5. Representation and Warranty. Submission of each Borrowing Request or LC Application shall automatically constitute a representation and warranty by the Borrower to the Administrator, the LC Issuer and the Lender that on the requested date of such Credit Extension (a) the representations and warranties contained in Article VIII will be true and correct as of such requested date as though made on such date, (b) no Significant Event or Unmatured Significant Event has occurred and is continuing or will result from such Credit Extension, (c) after giving effect to such requested Credit Extension, the aggregate Credit Exposure hereunder will not exceed the lesser of the Borrowing Base and the Facility Limit, and (d) after giving effect to such LC Application, the aggregate LC Obligations would not exceed the LC Sublimit.
     Section 2.6. Extension of Lender’s Commitment. The Lender’s Commitment shall terminate on the Commitment Termination Date. Notwithstanding the foregoing:
     (a) Lender or Administrator, on Lender’s behalf, shall use reasonable effort to give Borrower not less than 60 days’ prior notice of any scheduled termination of the Credit Banks’ commitments under the Credit Agreement and shall promptly notify Borrower of any extension thereof,
     (b) Not more than 60 days prior to the Liquidity Termination Date in effect from time to time, Borrower may request that Lender or Administrator, on Lender’s behalf, seek the Liquidity Banks’ consent to extend the Liquidity Termination Date for a period which, when aggregated with the number of days remaining until the existing

Liquidity Termination Date would not cause the Liquidity Banks’ commitments under the Liquidity Agreement as so extended to exceed 364 days in toto, and
     (c) Not more than 60 days prior to the Scheduled Commitment Termination Date in effect from time to time, Borrower may request that Lender consent to extend the Scheduled Commitment Termination Date for an additional 364-day period.
Administrator shall advise Borrower in writing whether each request made pursuant to the foregoing clause (b) or clause (c) has been granted within thirty (30) days after such request has been made and whether such consent is subject to satisfaction of any conditions precedent. If any such request is not granted within thirty (30) days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall remain unchanged. If any such request is granted within thirty (30) days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall be extended as provided in Administrator’s written notice upon satisfaction of any conditions precedent specified therein (including, without limitation, payment of the Extension Fee).
     Section 2.7. Voluntary Termination of Lender’s Commitment; Reduction of Facility Limit. Borrower may, in its sole discretion for any reason upon at least 10 days’ notice to Administrator (with a copy to Lender), terminate the Lender’s Commitment in whole, or reduce in part the unused portion of the Facility Limit; provided, however, that (a) each such partial reduction will be in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000 and shall not reduce the Facility Limit below $40,000,000, and (b) in connection therewith Borrower shall comply with Section 3.2(b) and Section 4.1(b). Without regard to the foregoing 10-day notice requirement, but subject to Section 3.2(b) and Section 4.1(b), in the event Lender or Administrator is downgraded by any Rating Agency, Borrower may reduce the Facility Limit to zero and terminate the Lender’s Commitment in whole and thereby terminate the accrual of further Unused Fees (under and as defined in the Fee Letter).
     Section 2.8. Note. Each Loan from Lender shall be evidenced by a single promissory grid note (herein, as amended, modified, extended or replaced from time to time, called the “Lender Note”) substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of Lender. Borrower hereby irrevocably authorizes Administrator in connection with the Lender Note to make (or cause to be made) appropriate notations on the grid attached to the Lender Note (or on any continuation of such grid, or at Administrator’s option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of Borrower.
     Section 2.9. Concentration Accounts. Borrower will ensure that each of the Concentration Accounts has been transferred into Borrower’s name on or before the Closing Date, and will ensure that all available funds from each of the Deposit Accounts are swept on a daily basis into a Concentration Account.

Article III
Interest, Fees, Etc.
     Section 3.1. Interest Rates. Borrower hereby promises to pay interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the date of such Loan until such Loan is paid in full, as follows:
     (a) for each day while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded by the issuance of Commercial Paper Notes of Lender, at a rate per annum equal to the sum of (i) the Commercial Paper Rate applicable to such day, plus (ii) the Applicable Margin;
     (b) at all times while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded during each Interest Period pursuant to the Liquidity Agreement or the Voluntary Advance Agreement, at a rate per annum equal to the sum of (i) the Alternative Rate applicable to such Interest Period, plus (ii) the Liquidity Premium; and
     (c) notwithstanding the provisions of the preceding clauses (a) and (b), in the event that a Significant Event or an Unmatured Significant Event has occurred and is continuing, at a rate per annum (the “Default Rate”) equal to the Base Rate applicable from time to time (but not less than the interest rate in effect for such Loan as at the date of such Significant Event or Unmatured Significant Event), plus the Applicable Margin applicable during the existence and continuance of an Event of Default. After the date any principal amount of any Loan is due and payable (whether on the Scheduled Commitment Termination Date, upon acceleration or otherwise) or after any other monetary Obligation of Borrower arising under this Agreement shall become due and payable, Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate. No provision of this Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.
     Section 3.2. Interest Payment Dates. Interest accrued on each Allocation shall be payable, without duplication:
     (a) on each Scheduled Interest Payment Date prior to the Scheduled Commitment Termination Date, for the Interest Period (or portion thereof) then most recently ended;
     (b) on the date of any payment or prepayment (in whole or in part) of principal outstanding in such Allocation, on the amount paid or prepaid if requested by the Lender (it being understood that, regardless of any such request by the Lender, any prepayment shall be accompanied by any amounts owing under Section 6.2);

     (c) in full, on the Scheduled Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and
     (d) from and after the Scheduled Commitment Termination Date, upon demand.
     Section 3.3. Interest Allocations. Administrator shall from time to time and in its sole discretion determine whether interest in respect of the Loans then outstanding, or any portion thereof, shall be calculated by reference to the Commercial Paper Rate (such portion being herein called a “CP Allocation”) or an Alternative Rate (such portion being herein called an “Alternative Rate Allocation”, and together with a CP Allocation individually called an “Allocation”, and collectively, “Allocations”); provided, however, that, Administrator shall use its reasonable efforts to allocate all or substantially all of the Loans from Lender to a CP Allocation (it being understood that if Lender is not able to issue sufficient Commercial Paper Notes to fund all of its assets at such time and no Significant Event or Unmatured Significant Event has occurred and is continuing, Lender and Administrator shall, at least, fund the Loans pro rata with its other non-defaulted assets with Commercial Paper Notes); provided further, however, that Administrator may determine, at any time and in its sole discretion, that the Commercial Paper Rate is unavailable or otherwise not desirable, in which case the Loans from Lender will be allocated to an Alternative Rate Allocation (unless the Default Rate is in effect).
     Section 3.4. Fees. Borrower agrees to pay the LC Issuer, the Administrator and the Lender certain Fees in the amounts and on the dates set forth in the letter agreement executed in connection herewith between the Borrower, the LC Issuer, the Administrator and the Lender (as the same may be amended, supplemented, restated or otherwise modified, the “Fee Letter”).
     Section 3.5. Computation of Interest and Fees. All interest, Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest, Fee or Servicing Fee is payable over a year comprised of 360 days (or, in case of interest at a rate equal to the Base Rate, 365 or, as appropriate, 366 days).
Article IV
Repayments and Prepayments;
Distribution of Collections
     Section 4.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan and Cash-Collateralize the LC Obligations in full on the Commitment Termination Date. Prior thereto, the Borrower:
     (a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that, (i) unless otherwise consented to by Administrator, all such voluntary prepayments shall require at least two (2) Business Days’ (or, in the case of a voluntary prepayment of $10,000,000 or more, at least seven (7) Business Days’) prior written notice to

Administrator, which notice shall be substantially in the form of Exhibit F hereto, (ii) unless otherwise consented to by Administrator, all such voluntary partial prepayments shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000, and (iii) unless and until the aggregate outstanding principal balance of the Loans hereunder is less than 10% of the highest amount ever borrowed hereunder, no such prepayment may be made with any funds other than (A) Collections and (B) the Borrower’s initial paid-in cash capital (if any then remains);
     (b) shall, on each date when any reduction in the Facility Limit shall become effective pursuant to Section 2.7, make a prepayment of the Loans and/or Cash-Collateralize the LC Obligations, in an amount equal to the excess, if any, of the Credit Exposure over the Facility Limit as so reduced;
     (c) shall, immediately upon any acceleration of the Scheduled Commitment Termination Date of any Loans pursuant to Section 10.3, repay all Loans and Cash-Collateralize the LC Obligations, unless, pursuant to Section 10.3(a), only a portion of the Credit Exposure is so accelerated, in which event the Borrower shall repay the accelerated portion of the Loans and Cash-Collateralize the accelerated portion of the LC Obligations; and
     (d) shall, immediately upon discovering that a Borrowing Base Deficit exists, make a prepayment of the Loans and/or Cash-Collateralize the LC Obligations in an amount equal to such Borrowing Base Deficit. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.
     Section 4.2. Application of Collections. (a) All Collections deposited in each Concentration Account shall be distributed by Servicer at such times and in the order of priority set forth in this Section 4.2.
     (b) On each Distribution Date prior to the Commitment Termination Date, Servicer shall distribute from Collections on deposit in the Concentration Accounts on such Distribution Date, if any, the following amounts, without duplication in the following order of priority:
     first, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Servicer);
     second, interest accrued on the Loans pursuant to Section 3.1 during the Interest Period then most recently ended (plus, if applicable, the amount of interest on the Loans accrued for any prior Interest Period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);
     third, to the extent due and owing under any Transaction Document, all Fees accrued during the prior calendar month (plus, if applicable, the amount of Fees accrued for any prior calendar month to the extent such amount has not been distributed to the Lender, the LC Issuer or the Administrator);
     fourth, as a repayment of principal of the Loans and/or to the LC Issuer to Cash-Collateralize the LC Obligations, an amount equal to the Borrowing Base Deficit, if any;
     fifth, to the extent due and owing under any Transaction Document on such Distribution Date, all other Secured Obligations owed to any Secured Party;
     sixth, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other obligations then payable by the Borrower to Administrator or Lender; and
     seventh, the balance, if any, to Borrower.
     (c) On each Distribution Date from and after the Commitment Termination Date, Servicer shall distribute from Collections, if any, on deposit in each Concentration Account on such Distribution Date the following amounts, without duplication in the following order of priority:
     first, the accrued but unpaid Servicing Fee due and owing on such Distribution Date;
     second, all other Secured Obligations due and owing on such Distribution Date; and
     third, once all amounts described in clauses first and second above have been paid in full, the balance, if any, to Borrower.
     Section 4.3. Application of Certain Payments. Each payment of principal of the Loans shall be applied to such Loans as Borrower shall direct or, in the absence of such notice or during the existence of a Significant Event or after the Commitment Termination Date, as Administrator shall determine in its discretion.
     Section 4.4. Due Date Extension. If any payment of principal or interest with respect to any Loan or Reimbursement Obligation falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue at the applicable interest rate and be payable for the period of such extension.
     Section 4.5. Making of Payments. All payments of principal of, or interest on, the Loans and Reimbursement Obligations and of all Fees, and all amounts to be deposited by the Borrower or the Servicer hereunder, shall be made by the Borrower or the Servicer, as applicable, no later than 12:00 noon (Atlanta, Georgia time), on the day when due in lawful money of the United States of America in immediately available funds to the Bank, as Administrator, Reference: Three Pillars Funding LLC/G&K Receivables Corp. Transaction, Account No. 8800171236, ABA No. 061000104, at the Bank’s office at 303 Peachtree

Street, NE, 24th Floor, in Atlanta, Georgia, Attn: James Watkins (the “Administrator’s Account”). Funds received by the Administrator after 12:00 noon (Atlanta, Georgia time), on the date when due, will be deemed to have been received by the Administrator on its next following Business Day.
     Section 4.6. Release of Excess Cash Collateral. If on any Distribution Date prior to the Scheduled Commitment Termination Date, the balance in the Letter of Credit Collateral Account exceeds the amount required by this Agreement, unless a Significant Event or Unmatured Significant Event shall exist and be continuing, the LC Issuer shall release the excess cash collateral to the Borrower.
     Section 4.7. Payments Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Lender (for application to the Person or Persons who suffered such rescission, return or refund) or the LC Issuer, as applicable, the full amount thereof, plus, if such amount represented a refund of principal, interest, fees or otherwise, as applicable, with respect thereto from the date of any such rescission, return or refunding.
Article V
Security Interest
     Section 5.1. Grant of Security. (a) The Borrower hereby assigns and pledges to the Administrator (for the benefit of the Lender Secured Parties), and hereby grants to the Administrator (for the benefit of the Lender Secured Parties) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located:
     (i) all Receivables, Related Security and Receivable Files;
     (ii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Receivables Sale Agreement and the Performance Undertaking, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder;
     (iii) the Concentration Accounts and the Deposit Accounts and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and
     (iv) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) through (iii) are collectively referred to as the “Collateral”).

     (b) This grant of security secures the payment and performance of all Obligations of the Borrower (other than the Secured Obligations to the LC Issuer) now or hereafter existing or arising under, or in connection with, this Loan Agreement, the Lender Note and each other Transaction Document, whether for principal, interest, costs, Fees, Indemnified Amounts, expenses or otherwise (all such Obligations of the Borrower being called the “Secured Obligations to Lender Secured Parties”).
     (c) This grant of security shall create a continuing security interest in the Collateral and shall:
     (i) remain in full force and effect until the Administrator’s (for the benefit of the Lender Secured Parties) interest in the Collateral shall have been released in accordance with Section 5.4;
     (ii) be binding upon the Borrower, its successors, transferees and assigns; and
     (iii) inure, together with the rights and remedies of the Administrator (for the benefit of the Lender Secured Parties) hereunder, to the benefit of the Administrator and each Lender Secured Party and their respective successors, transferees and assigns.
     (d) The Borrower hereby assigns and pledges to the Administrator (for the benefit of the LC Issuer) and hereby grants to the Administrator (for the benefit of the LC Issuer) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located:
     (i) the Letter of Credit Collateral Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and
     (ii) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) through (ii) are collectively referred to as the “Letter of Credit Collateral”).
     (e) The grant of security pursuant to clause (d) secures the payment and performance of all obligations of the Borrower now or hereafter existing or arising under, or in connection with, the LC Obligations relating to the Letters of Credit under this Loan Agreement, including costs, Fees, expenses or otherwise (all such obligations of the Borrower to the LC Issuer being called the “Secured Obligations to LC Issuer”, and, together with the Obligations to the Lender Secured Parties, the “Secured Obligations”).
     (f) The grant of security pursuant to clause (d) shall create a continuing security interest in the Letter of Credit Collateral and shall:
     (i) remain in full force and effect until the Administrator’s interest in the Letter of Credit Collateral shall have been released in accordance with Section 5.4;

     (ii) be binding upon the Borrower, its successors, transferees and assigns; and
     (iii) inure, together with the rights and remedies of the Administrator hereunder, to the Administrator and its respective successors, transferees and assigns.
     Section 5.2. Administrator Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints Administrator (for the benefit of the Secured Parties) as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in Administrator’s discretion, after the occurrence and during the continuation of a Significant Event to take any action and to execute any instrument which Administrator may deem necessary or advisable to accomplish the purposes of the Transaction Documents, including, without limitation:
     (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral or the Letter of Credit Collateral;
     (b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;
     (c) to file any claims or take any action or institute any proceedings which Administrator may deem necessary or desirable for the collection of any of the Collateral or the Letter of Credit Collateral or otherwise to enforce the rights of Administrator (for the benefit of the Secured Parties) with respect to any of the Collateral or the Letter of Credit Collateral;
     (d) to sell, transfer, assign or otherwise deal in or with the Collateral or the Letter of Credit Collateral or any part thereof pursuant to the terms and conditions hereunder; and
     (e) to perform the affirmative obligations of Borrower under the Transaction Documents. Administrator agrees to give Borrower and Servicer written notice of the taking of any such action, but the failure to give such notice shall not affect the rights, power or authority of Administrator with respect thereto. Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.2 is irrevocable and coupled with an interest.
     Section 5.3. Administrator May Perform. If Borrower fails to perform any agreement contained herein, Administrator (for the benefit of the Secured Parties) may itself perform, or cause performance of such agreement, and the expenses of Administrator incurred in connection therewith shall be payable by Borrower.
     Section 5.4. Release of Collateral. The Administrator’s (for the benefit of the Secured Parties) right, title and interest in the Collateral and the Letter of Credit Collateral shall be released effective on the date occurring after the Commitment Termination Date on which all Secured Obligations shall have been finally and fully paid and performed.

Article VI
Increased Costs, Etc.
     Section 6.1. Increased Costs. If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change, in each case occurring after the date hereof:
     (a) shall subject any Affected Party to any tax, duty or other charge with respect to any Letter of Credit issued or any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan or Reimbursement Obligation owed to or funded by it or any other amounts due under this Agreement in respect of any Letter of Credit issued or Loan made or funded by it (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the jurisdiction in which such Affected Party’s principal executive office is located); or
     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party; or
     (c) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or
     (d) shall impose on any Affected Party any other condition affecting any Letter of Credit issued or Loan made or funded by any Affected Party;
and the result of any of the foregoing is or would be to (i) increase the cost to or to impose a cost on (I) an Affected Party issuing any Letter of Credit or funding or making or maintaining any Loan (including extensions of credit under the Liquidity Agreement, the Voluntary Advance Agreement or any Credit Advance, or any commitment of such Affected Party with respect to any of the foregoing), or (II) Administrator for continuing its or the Borrower’s relationship with the Lender or the LC Issuer, (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, the Lender Note, the Liquidity Agreement, the Voluntary Advance Agreement or the Credit Agreement with respect thereto, or (iii) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder, or under the Liquidity Agreement, the Voluntary Advance Agreement or Credit Agreement, or arising in connection herewith or therewith to a level below that which such Affected Party could otherwise have achieved, then after demand by such Affected Party to Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), Borrower shall pay such Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.
     If any Affected Party has or anticipates having any claim for compensation from the Borrower pursuant to Section 6.1 and such Affected Party believes that having the facility publicly rated by two credit rating agencies would reduce the amount of such compensation by an amount deemed by such Affected Party to be material, such Affected Party shall provide thirty (30) days written notice to the Borrower and the Servicer (a “Ratings Request”) that such Affected Party intends to request public ratings of the facility from two credit rating agencies selected by such Affected Party and reasonably acceptable to the Borrower, of at least the equivalent of the A-/A3 ratings level (such ratings levels as set forth by S&P and Moody’s, respectively) (the “Required Ratings”). The Borrower and the Servicer agree that they shall reasonably cooperate with such Affected Party’s efforts to obtain the Required Ratings, and shall provide the applicable credit rating agencies (either directly or through distribution to the Administrator or Affected Party), any information requested by such credit rating agencies for purposes of providing and monitoring the Required Ratings. The Borrower shall pay the initial fees payable to the credit rating agencies for providing the Required Ratings and any ongoing or renewal fees in connection with such ratings. Nothing in this Section 6.1 shall preclude any Affected Party from demanding compensation from the Borrower pursuant to Section 6.1 hereof at any time and without regard to whether the Required Ratings shall have been obtained, or shall require any Affected Party to obtain any ratings on the facility prior to demanding any such compensation from the Borrower.
     Section 6.2. Funding Losses. Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), Borrower will indemnify such Affected Party against any net loss or expense which such Affected Party may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund or maintain any Allocation made by Lender to Borrower), as reasonably determined by such Affected Party, as a result of (a) any payment or prepayment (including any mandatory prepayment) of any Allocation on a date other than the last day of the Interest Period for such Allocation, or (b) any failure of Borrower to borrow any Loan on a date specified therefor in a related Borrowing Request. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.
     Section 6.3. Withholding Taxes. (a) All payments made by the Borrower hereunder (or by the Servicer, on behalf of the Borrower, hereunder) shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Covered Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority. If any Covered Taxes are required to be withheld from any amounts payable to the Administrator, the LC Issuer or the Lender, the amounts so payable to the Administrator, the LC Issuer or the Lender shall be increased to the extent necessary to yield to the Administrator, the LC Issuer or the Lender (after payment of all such Covered Taxes) all such amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Covered Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrator for its own account or for the account of the LC Issuer or the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required documentary evidence, the Borrower shall indemnify the Administrator, the LC Issuer and the Lender for such Covered Taxes and any incremental taxes that may become payable by the Administrator, the LC Issuer or the Lender as a result of any such failure.
     (b) At least five (5) Business Days prior to the first date on which any payments, including discount or Fees, are payable hereunder for the account of the Lender or the LC Issuer, if the Lender or the LC Issuer is not organized under the laws of the United States, the Lender or the LC Issuer, as the case may be, agrees to deliver to each of the Borrower and the Administrator two (2) duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that the Lender or the LC Issuer, as applicable, is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes or (ii) United States Internal Revenue Service Form W-8 or W-9 (or successor applicable form) to establish an exemption from United States backup withholding tax. The Lender or the LC Issuer, as applicable, shall replace or update such forms as is necessary or appropriate to maintain any applicable exemption or as is requested by the Administrator or the Borrower. If the Lender or the LC Issuer, as applicable, does not deliver the forms described in this Section 6.3(b), Borrower or Administrator shall withhold United States federal income taxes from any payments made hereunder at the statutory rate applicable to payments made to Lender. The Lender and the LC Issuer severally agree to indemnify and hold Borrower and Administrator harmless for any United States federal income taxes, penalties, interest and other costs and losses incurred or payable by Borrower or Administrator as a result of either (x) the Lender’s or the LC Issuer’s failure to submit any form required to be provided pursuant to this Section 6.3(b) or (y) Borrower’s or Administrator’s reliance on any form that the Lender or the LC Issuer has provided pursuant to this Section 6.3(b).
Article VII.
Conditions to Borrowing
     Section 7.1. Initial Loan. The obligation of the Lender to make the initial Loan or issue the initial Letter of Credit hereunder is subject to the conditions precedent that the Administrator shall have received all of the following, each duly executed and dated the date of such Loan or the issuance of such Letter of Credit (or such earlier date as shall be satisfactory to the Administrator), in form and substance satisfactory to the Administrator:
          7.1.1. Resolutions. Certified copies of resolutions of the Boards of Directors of Borrower and the Originators authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its Organizational Documents.
          7.1.2. Consents, etc. Certified copies of all documents evidencing any necessary consents and governmental approvals (if any) with respect to the Transaction Documents.

          7.1.3. Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of Borrower, Servicer and each Originator certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.
          7.1.4. Good Standing Certificates. Good standing certificates for Borrower, Servicer and each Originator issued as of a recent date acceptable to Administrator by (a) the Secretary of State of the jurisdiction of such Person’s organization, and (b) the Secretary of State of the jurisdiction where such Person’s chief executive office and principal place of business are located.
          7.1.5. Financing Statements. (i) Acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the date of the initial Loan, naming Borrower as debtor and Administrator (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Administrator’s (for the benefit of the Secured Parties) security interest in the Collateral, (ii) acknowledgment copies of proper financing statements, filed on or prior to the date of the initial Loan, naming each Originator, as seller/debtor, Borrower as assigning secured party and Administrator as total assignee of secured party as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Borrower’s ownership interest in the Receivables, and (iii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all liens and other Adverse Claims of any Person in the Collateral granted by Borrower or any Originator.
          7.1.6. Search Reports. A written search report provided to Administrator by a search service acceptable to Administrator listing all effective financing statements that name Borrower or any Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports from a Person satisfactory to Administrator showing no evidence of such lien filed against Borrower or any Originator.
          7.1.7. Fee Letter; Payment of Fees. The Fee Letter, together with all outstanding Fees payable pursuant to the Fee Letter.
          7.1.8. Receivables Sale Agreement. (i) Duly executed and delivered counterparts of each of the Receivables Sale Agreement and all documents, agreements and instruments contemplated thereby, and (ii) evidence that each of the conditions precedent to the execution and delivery of the Receivables Sale Agreement has been satisfied to Administrator’s satisfaction, and that the initial assignments and transfers under the Receivables Sale Agreement have been consummated.
          7.1.9. Opinions of Counsel. Opinions of counsel to Borrower, Servicer and each Originator in form and substance satisfactory to Administrator.
          7.1.10. Lender Note. The Lender Note, duly executed by Borrower.

          7.1.11. Borrowing Base Certificate. A Borrowing Base Certificate, duly executed by an officer of Servicer on Borrower’s behalf showing a calculation of the Borrowing Base as of the date of such initial Loan.
          7.1.12. Concentration Account Agreements. Subject to Section 9.1.15 hereof, a Concentration Account Agreement with respect to each Concentration Account and Deposit Account, duly executed by all of the parties thereto.
          7.1.13. Releases. Releases and termination statements duly executed by each Person, other than Borrower, that has an interest in the Receivables.
          7.1.14. Other. Such other documents, certificates and opinions as Administrator may request.
          7.1.15. Performance Undertaking. The Performance Undertaking, duly executed by the Performance Guarantor.
          Section 7.2. All Credit Extensions. The making of each Loan and the issuance of each Letter of Credit, including without limitation, the initial Loan or Letter of Credit, is subject to the conditions precedent that:
          7.2.1. No Default, etc. (i) No Significant Event, Unmatured Significant Event or Servicer Event of Default has occurred and is continuing or will result from the making of such Credit Extension, (ii) the representations and warranties of the Borrower contained in Article VIII are true and correct as of the date of such requested Credit Extension, with the same effect as though made on the date of such Credit Extension, and (iii) after giving effect to such Credit Extension, the aggregate Credit Exposure will not exceed the Borrowing Base or the Facility Limit. By making a Borrowing Request or submitting an LC Application, the Borrower shall be deemed to have represented and warranted that items (i), (ii) and (iii) in the preceding sentence are true and correct.
          7.2.2. Borrowing Request, etc. In the case of a Loan, the Administrator shall have received a Borrowing Request for such Loan in accordance with Section 2.2, together with all items required to be delivered in connection therewith, and in the case of Letter of Credit, the LC Issuer shall have received a LC Application in accordance with Section 2.4.
          7.2.3. Commitment Termination Date. The Commitment Termination Date shall not have occurred.
          7.2.4. Collateral Review. Administrator shall have received the most-recent Collateral Review pursuant to Section 9.1.5(e).
          7.2.5. Accounts. The Concentration Accounts and Deposit Accounts shall be subject to valid and perfected first priority security interest in favor of Administrator for the benefit of the Lender Secured Parties. Each of the Concentration Accounts shall have been transferred into Borrower’s name, and each of the Deposit Accounts shall be subject to an automatic sweep each Business Day into a Concentration Account.
Article VIII.
Representations and Warranties
     In order to induce the Lender, the LC Issuer and the Administrator to enter into this Agreement and, in the case of the Lender and the LC Issuer, to make Credit Extensions hereunder, the Borrower hereby represents and warrants to the Administrator, the LC Issuer and the Lender as to itself as follows, and the Servicer hereby represents and warrants to the Administrator, the LC Issuer and the Lender as to itself as follows:
     Section 8.1. Existence and Power. The Servicer is a corporation duly organized under the laws of the State of Minnesota. The Borrower is a corporation duly organized under the laws of the State of Minnesota. Each of Servicer and Borrower is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
     Section 8.2. Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by each of Servicer and Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and Borrower’s use of the proceeds of the Loans made hereunder, are within its powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Servicer or Borrower is a party has been duly executed and delivered by Servicer or Borrower, as the case may be.
     Section 8.3. No Conflict. The execution and delivery by each of Borrower and Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
     Section 8.4. Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Servicer or Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
     Section 8.5. Actions, Suits. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Borrower, Servicer or any of Servicer’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Servicer and its Subsidiaries have no material contingent obligations not provided for or disclosed in the footnotes to its financial statements delivered prior to the Closing Date.
     Section 8.6. Binding Effect. This Agreement and each other Transaction Document to which G&K (as Servicer) or Borrower is a party constitute the legal, valid and binding obligations of G&K or Borrower, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     Section 8.7. Accuracy of Information. All information heretofore furnished by Borrower, Servicer or any of their respective Affiliates for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Borrower, Servicer or any of their respective Affiliates will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.
     Section 8.8. Margin Regulations; Use of Proceeds. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates, or would be inconsistent with, any other law, rule or regulation applicable to Borrower.
     Section 8.9. Good Title. Borrower (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents and except for the GE Lighting Lien. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s ownership interest in each such Receivable, its Collections and the Related Security.

     Section 8.10. Perfection. This Agreement will be effective to create a valid security interest in the Collateral in favor of the Administrator, for the benefit of the Lender Secured Parties, and a valid security interest in the Letter of Credit Collateral in favor of the Administrator, for the benefit of the LC Issuer. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Administrator’s security interest, for the benefit of the Secured Parties, in the Collateral and the Letter of Credit Collateral. The Collateral and the Letter of Credit Collateral is free of any Adverse Claim except as created under the Transaction Documents.
     Section 8.11. Places of Business and Locations of Records. The principal place of business and chief executive office of each of Borrower and Servicer is located at its address referred to on Schedule 15.3 to this Agreement (or at such other locations, notified to Administrator in jurisdictions where all action required to perfect or maintain the perfection of Administrator’s security interest in the Collateral and the Letter of Credit Collateral has been taken). Borrower’s Federal Employer Identification Number is 20-1571890, and its Minnesota organizational identification number is 1028127-2.
     Section 8.12. Accounts. Borrower represents and warrants that (a) Schedule 8.12 hereto is a complete and accurate listing, as of the date hereof, of the Deposit Accounts and Concentration Accounts, (b) each of the Concentration Accounts has been transferred into Borrower’s name, and (c) each of the banks maintaining a Deposit Account has been instructed to sweep all available cash in such Deposit Account to a Concentration Account each Business Day. Neither Servicer nor Borrower has granted any interest in any Deposit Account or Concentration Account to any Person other than the Administrator. The Administrator has control, within the meaning of Sections 9-104(a)(2), 9-312 and 9-314 of the Uniform Commercial Code, of the Deposit Accounts and the Concentration Accounts.
     Section 8.13. No Material Adverse Effect. Since March 27, 2004, no event has occurred that could reasonable be expected to have a Material Adverse Effect.
     Section 8.14. Names. The name in which Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of the State of Minnesota. Borrower has not used any legal name, trade name or assumed name other than the name in which it has executed this Agreement.
     Section 8.15. Ownership of Borrower; No Subsidiaries. All of the issued and outstanding equity interests of Borrower are owned beneficially and of record by G&K, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower. Borrower has no Subsidiaries.
     Section 8.16. Not an Investment Company. Neither Borrower nor Servicer is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

     Section 8.17. Compliance with Credit and Collection Policy. Each of Borrower and Servicer has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Administrator has given its prior written consent.
     Section 8.18. Solvency. Both before and after giving effect to each Loan, Borrower is Solvent.
     Section 8.19. Eligible Receivables. Each Receivable included in the Borrowing Base as an Eligible Receivable as of the date of (a) any Borrowing Base Certificate, (b) any Monthly Report or (c) the making of any Loan, is an Eligible Receivable on such date.
     Section 8.20. Accuracy of Information. All information heretofore furnished by, or on behalf of, Borrower or Servicer to Administrator or Lender in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in every material respect (without omission of any information necessary to prevent such information from being materially misleading).
     Section 8.21. Sales by Originators. Each sale of Receivables by an Originator to Borrower shall have been effected under, and in accordance with the terms of, the Receivables Sale Agreement, including the payment by Borrower to such Originator of an amount equal to the purchase price therefor as described in the Receivables Sale Agreement, and each such sale shall have been made for “reasonably equivalent value” (as such term is used under § 548 of the United States Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under §547 of the United States Bankruptcy Code) owed by Borrower to such Originator.
Article IX
Covenants of Borrower and Servicer
     Section 9.1. Affirmative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of Borrower and Servicer hereby covenants and agrees with Lender and Administrator that as to itself, as follows:
          9.1.1. Compliance with Laws, Etc. Each of Borrower and Servicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables).
          9.1.2. Preservation of Legal Existence. Each of Borrower and Servicer will preserve and maintain its existence rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

          9.1.3. Performance and Compliance with Receivables. Each of Borrower and Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables.
          9.1.4. Credit and Collection Policy. Each of Borrower and Servicer will comply in all material respects with the Credit and Collection Policy.
          9.1.5. Reporting Requirements. Each of Borrower and Servicer will furnish to Administrator and Lender:
          (a) Financial Statements. (i) as soon as available, and in any event within 95 days after the end of each year, a copy of the balance sheet of Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by the chief executive officer, chief financial officer or controller of Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes), together with a certificate of such officer stating that such officer has obtained no knowledge that a Significant Event or Unmatured Significant Event has occurred and is continuing, or if, in the opinion of such officer, such a Significant Event or Unmatured Significant Event has occurred and is continuing, a statement as to the nature thereof;
          (ii) as soon as available and in any event within 95 days after the end of each year, a balance sheet of G&K as of the end of such year and statements of income and retained earnings and of source and application of funds of G&K, along with consolidating statements, for the period commencing at the end of the previous year and ending with the end of such year, in each case setting forth comparative figures for the previous year, certified without material qualification in a manner satisfactory to Administrator by nationally recognized independent public accountants; and
          (iii) as soon as available and in any event within 50 days after the end of each fiscal quarter, quarterly balance sheets and quarterly statements of source and application of funds and quarterly statements of income and retained earnings of G&K, certified by the chief executive or financial officer or controller of G&K (which certification shall state that such balance sheets and statements fairly present the financial condition and results of operations for such fiscal quarter, subject to year-end audit adjustments), delivery of which balance sheets and statements shall be accompanied by a certificate of such chief financial officer or controller to the effect that no Significant Event or Unmatured Significant Event has occurred and is continuing.
          (b) Borrowing Base Certificates and Monthly Reports. On or before the second (2nd) Business Day preceding each Distribution Date, Servicer shall prepare and deliver to Administrator and Lender a Monthly Report as of the last day of the fiscal month then most recently ended, signed by an authorized officer of Servicer.

          (c) Significant Events. As soon as possible but in any event within one (1) Business Day after any officer of Borrower or Servicer becomes aware of the occurrence of a Significant Event or an Unmatured Significant Event, Borrower or Servicer, as the case may be, will deliver to Administrator and Lender an officer’s certificate of Borrower setting forth details of such event and the action that Borrower or Servicer, as the case may be, proposes to take with respect thereto.
          (d) Servicing Certificate. Servicer shall deliver, or cause to be delivered, to Administrator, on or before the date that is 95 days after the end of each year, an officer’s certificate signed by the president, chief executive officer or any vice president of Servicer, dated as of the last day of the preceding year, stating that (a) a review of the activities of Servicer during the preceding 12-fiscal-month period and of its performance under this Agreement has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, Servicer has fulfilled its obligations under the Agreement throughout such year and has complied in all respects with the Credit and Collection Policy, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.
          (e) Collateral Review. On or before the Closing Date, and annually thereafter, a report of Commercial Lending Consultants or another firm acceptable to Administrator (each such report, a “Collateral Review”) which satisfies the requirements set forth on Schedule 9.1.5.
          (f) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral and the Letter of Credit Collateral, the Receivables or the condition or operations, financial or otherwise, of the Borrower or any Originator as the Administrator may from time to time reasonably request in order to protect the interests of the Administrator, the LC Issuer or the Lender under or as contemplated by this Agreement or the other Transaction Documents.
          (g) Appointment of Independent Director. The Servicer and the Borrower shall notify the Administrator of any decision to appoint a new director of the Borrower as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
          9.1.6. Use of Proceeds. Borrower will use the proceeds of the Loans made hereunder solely in connection with the acquisition or funding of Receivables.
          9.1.7. Separate Legal Entity. Borrower hereby acknowledges that the LC Issuer, the Lender and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Borrower shall take all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any Originator or other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, Borrower shall take such actions as shall be required in order that:
          (a) Borrower will be a limited purpose company whose primary activities are restricted in its certificate of organization to owning the Receivables and Related Security and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
          (b) Not less than one member of Borrower’s Board of Directors shall be an Independent Director. The certificate of organization of Borrower shall provide that (i) the Board of Directors shall not approve, or take any other action to cause the Borrower to (1) file a voluntary petition under Section 301 of the Bankruptcy Code, (2) dissolve or liquidate, or institute proceedings to be adjudicated bankrupt or insolvent, (3) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (6) make any assignment for the benefit of the Borrower’s creditors, (7) admit in writing its inability to pay its debts generally as they become due, or (8) take any action in furtherance of any of the foregoing with respect to Borrower, unless the Independent Directors shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Directors;
          (c) Any employee, consultant or agent of Borrower will be compensated from funds of Borrower, as appropriate, for services provided to Borrower;
          (d) Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; Borrower’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by Administrator and Lender;
          (e) Borrower’s books and records will be maintained separately from those of any other Person;
          (f) All audited financial statements of any Person that are consolidated to include Borrower will contain detailed notes clearly stating that (A) all of Borrower’s assets are owned by Borrower, and (B) Borrower is a separate legal entity;

          (g) Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;
          (h) Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of Borrower will not be commingled with those of any other Person;
          (i) Borrower shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any insurance policy with respect to any amounts payable due to occurrences or events related to any other Person; and
          (j) Any Person that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.
          9.1.8. Adverse Claims on Receivables. Each of Borrower and Servicer will, and will require the Originators to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Administrator and the Secured Parties.
          9.1.9. Further Assurances. At its expense, each of Borrower and Servicer will perform all acts and execute all documents reasonably requested by Administrator at any time to evidence, perfect, maintain and enforce the title or the security interest of Administrator in the Receivables and the priority thereof. Each of Borrower and Servicer will, at the reasonable request of Administrator, execute and deliver financing statements relating to or covering the Collateral and the Letter of Credit Collateral and, where permitted by law, Borrower shall authorize Administrator to file one or more financing statements signed only by Administrator. Borrower shall, and shall cause each Originator to, cause its computer records, master data processing records and other books and records relating to the Receivables to be marked, with a legend stating that the Receivables have been sold to Borrower and that the Collateral has been pledged to Administrator for the benefit of the Lender Secured Parties and that the Letter of Credit Collateral has been pledged to the Administrator for the benefit of the LC Issuer.
          9.1.10. Servicing. Servicer shall use all reasonable measures to prevent or minimize any loss being realized on a Receivable and shall take all reasonable steps to recover the full amount of such loss. Borrower and Servicer shall, at their own expense, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the related goods and merchandise subject thereto. Servicer shall use its best efforts, consistent with prudent servicing procedures, to repossess or otherwise convert the ownership of the goods or merchandise securing any Receivable which becomes a Defaulted Receivable. Servicer shall follow such practices and procedures for servicing the Receivables as would be customary and usual for a prudent servicer under similar circumstances, including using reasonable efforts to realize upon any recourse to the Obligors and selling the goods securing a Receivable at a public or private sale.
          9.1.11. Inspection. Each of Borrower and Servicer shall permit Lender, Administrator or their duly authorized representatives, attorneys or auditors to inspect the Receivables, the Receivable Files, Documents and the related accounts, records and computer systems, software and programs used or maintained by Borrower or Servicer at such times as Lender or Administrator may reasonably request. Upon instructions from Lender or Administrator, each of Borrower and Servicer shall release any document in its possession related to any Receivables to Lender or Administrator, as the case may be, or to Servicer, if requested by Lender or Administrator.
          9.1.12. Cooperation. Each of Borrower and Servicer shall provide such cooperation, information and assistance, and prepare and supply Administrator with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by Borrower and Servicer of their respective obligations under the Transaction Documents, as may be reasonably requested by Administrator from time to time.
          9.1.13. Facility. Servicer shall maintain its facility from which it services the Receivables in its present condition, ordinary wear and tear excepted, or such other facility of similar quality, security and safety as Servicer may select from time to time. Servicer shall make all property tax payments, lease payments and all other payments with respect to such facility. Servicer shall (i) ensure that Administrator shall have complete and unrestricted access, at Servicer’s expense, to such facility and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facility, (ii) use its best efforts to retain the employees based at such facility to provide assistance to Administrator and (iii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at Servicer’s facilities, or such other storage facility of similar quality, security and safety as Servicer may select from time to time, in the case of each of clauses (i), (ii) and (iii) until the receipt of all Collections in respect of all Receivables or all Receivables have been written off in accordance with the Credit and Collection Policy.
          9.1.14. Accounts. Borrower shall not maintain any bank accounts other than the accounts described on Schedule 8.12. Except as set forth in the last sentence of Section 11.2.3(b), neither Borrower nor Servicer shall make, nor will either of them permit any Originator to make, any change in its instructions to banks maintaining Deposit Accounts regarding the daily sweep of available balances thereto into a Concentration Account. Neither Borrower nor Servicer will, nor will either of them permit any Originator to (a) close any Concentration Account, or (b) add any Concentration Account to those listed on Schedule 8.12 unless Administrator shall have consented thereto and received a copy of a duly executed Concentration Account Agreement with respect to such added account, or (c) add any Deposit Account to those listed on Schedule 8.12 unless the Administrator shall have consented thereto and received a copy of a duly executed Concentration Account Agreement with respect to such added account.

          9.1.15. Post-Closing Covenant. On or before November 30, 2010, the Borrower shall deliver to the Administrator a Concentration Account Agreement with respect to (i) Deposit Account #4945078129 with Wells Fargo Bank, N.A. and (ii) Concentration Account #4124520479 with Wells Fargo Bank, N.A., duly executed by all applicable parties thereto and in form and substance satisfactory to the Administrator.
          Section 9.2. Negative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of the Borrower and the Servicer hereby covenants and agrees as to itself as follows:
          9.2.1. Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Transaction Documents, Borrower shall not sell (and shall not permit Servicer, acting on Borrower’s behalf to), assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims upon or with respect to any of its assets, including, without limitation, the Collateral and the Letter of Credit Collateral, any interest therein or any right to receive any amount from or in respect thereof.
          9.2.2. Mergers, Acquisitions, Sales, Subsidiaries, etc. Borrower shall not:
          (a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;
          (b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents;
          (c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents; or
          (d) enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
          9.2.3. Change in Business; Change in Credit and Collection Policy. Borrower will not make any change in the character of its business. Neither Borrower nor Servicer will make any change in the Credit and Collection Policy that could adversely affect the collectibility of any Receivable.

          9.2.4. Other Debt. Borrower will not incur any Debt to any Person other than pursuant to this Agreement, the Receivables Sale Agreement or otherwise in connection with a transaction involving the LC Issuer, the Lender, the Bank, any Credit Bank, any Liquidity Bank or any other Persons providing liquidity or credit support to the Lender.
          9.2.5. Organizational Documents. Borrower shall not amend its Organizational Documents.
          9.2.6. Jurisdiction of Organization; Location of Records. Borrower shall not change its jurisdiction of organization or permit the documents and records evidencing the Receivables to be moved unless (i) Borrower or Servicer, as the case may be, shall have given to Administrator prior written notice thereof, clearly describing the new location, and (ii) Borrower shall have taken such action, satisfactory to Administrator, to maintain the title or ownership of Borrower and any security interest of Administrator in the Collateral and the Letter of Credit Collateral at all times fully perfected and in full force and effect. Servicer shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the address referred to on Schedule 15.3 to this Agreement, without the prior written consent of Administrator, which consent shall not be unreasonably withheld or delayed.
          9.2.7 Financing Statements. Borrower shall not execute any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or statements relating to any Receivables other than the financing statements described in Section 7.1.5.
          9.2.8 Business Restrictions. Borrower shall not (i) engage in any business other than the acquisition, financing and collection of Receivables and other Collateral and Letter of Credit Collateral, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Transaction Documents and those incidental to the purposes thereof, or (iii) incur any trade payables (other than for professional fees incurred in the ordinary course of business) or other liabilities not constituting Debt permitted under Section 9.2.4 if such the aggregate outstanding balance of such trade payables and other liabilities would at any time equal or exceed $12,300.
          9.2.9 Other Agreements. Borrower will not amend, restate, supplement, cancel, terminate or otherwise modify the Performance Undertaking or the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of Administrator.
Article X
Significant Events and Their Effect
     Section 10.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

          10.1.1. Non-Payment of Loans, Etc. Borrower shall fail to make any payment when due of any principal of or interest on any Loan, or payment of any other Obligation payable by Borrower hereunder or under the other Transaction Documents, including, without limitation, any Fees and Indemnified Amounts, or shall fail to make any deposit required to be made hereunder when due and, in each of the foregoing cases, such failure shall continue for two (2) Business Days.
          10.1.2. Non-Compliance with Other Provisions. Borrower shall:
          (a) fail to perform or observe any covenant contained in Section 9.2 of this Agreement and such failure shall remain unremedied for two (2) Business Days after the earlier to occur of (i) Borrower’s having knowledge thereof and (ii) Borrower’s having received written notice thereof from the Lender or Administrator, or
          (b) fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days.
          10.1.3. Breach of Representations and Warranties. Any representation, warranty, certification or statement made by Borrower in this Agreement, any other Transaction Document to which Borrower is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.
          10.1.4. Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Borrower or Servicer.
          10.1.5. Tax Liens. The Internal Revenue Service shall file notice of a lien pursuant to §6323 of the Internal Revenue Code with regard to any of the assets of Borrower, and such lien shall not have been released within fifteen (15) Business Days.
          Section 10.2. Amortization Events. Each of the following shall constitute an “Amortization Event” under this Agreement:
          10.2.1. Servicer Event of Default. A Servicer Event of Default shall have occurred and remained continuing.
          10.2.2. Borrowing Base Deficit. A Borrowing Base Deficit shall exist and such condition shall continue unremedied for two (2) Business Days.
          10.2.3. Default Ratio. The Default Ratio shall equal or exceed 2.00% on a rolling three-fiscal-month average basis at any time on or after the date hereof.
          10.2.4. Dilution Ratio. The Short Dilution Ratio shall equal or exceed 4.75% on a rolling three-fiscal-month average basis at any time on or after the date hereof or the Long

Dilution Ratio shall equal or exceed 5.3% on a rolling three-fiscal-month average basis at any time on or after the date hereof.
          10.2.5. Delinquency Ratio. The Delinquency Ratio shall equal or exceed 2.75% on a rolling three-fiscal-month average basis at any time on or after the date hereof.
          10.2.6. Accounts Receivable Turnover Ratio. The Accounts Receivable Turnover Ratio shall be less than 9.50 to 1 for any Calculation Period.
          10.2.7. Event of Default. An Event of Default shall have occurred and be continuing.
          10.2.8. Validity of Transaction Documents. (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower, Servicer or any Originator party to such Transaction Document, (b) Borrower, any Originator or Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (c) any security interest securing any Secured Obligation shall, in whole or in part, cease to be a perfected first priority security interest.
          10.2.9. Termination Date. The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur.
          10.2.10. Change of Control. (a) During any period of twelve consecutive calendar months, (i) more than 50% of the members of the Board of Directors of G&K who were members on the first day of such period shall have resigned or been removed or replaced, other than as a result of death, disability, or change in personal circumstances, or (ii) any Person or “Group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding (A) any employee benefit or stock ownership plans of G&K, and (B) members of the Board of Directors and executive officers of G&K as of the date of this Agreement, members of the immediate families of such members and executive officers, and family trusts and partnerships established by or for the benefit of any of the foregoing individuals) shall have acquired more than 50% of the outstanding voting equity interests of G&K, or (b) G&K shall cease to own, directly or indirectly through one or more wholly-owned Subsidiaries, 100% of the equity interests of the Borrower and, if G&K is not Servicer, of Servicer.
          10.2.10. Performance Undertaking. Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.
     Section 10.3. Effect of Significant Event.

     (a) Optional Termination. Upon the occurrence of a Significant Event (other than an Event of Default described in Section 10.1.4 and other than an Amortization Event described in Section 10.2.9 arising solely by virtue of an Event of Bankruptcy with respect to Lender) Administrator may, and at the request of Lender shall, by notice to Borrower (a copy of which shall be promptly forwarded by Administrator to each Rating Agency), declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Lender’s Commitment (if not theretofore terminated) to be terminated by declaring the Commitment Termination Date to have occurred, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Lender’s Commitment shall terminate.
     (b) Automatic Termination. Upon the occurrence of an Event of Default described in Section 10.1.4), the Commitment Termination Date shall be deemed to have occurred automatically, and all outstanding Loans and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.
     (c) Letter of Credit Collateral Account. Upon the occurrence of Commitment Termination Date, if any Letters of Credit are outstanding and are not fully Cash-Collateralized on such date, the LC Issuer shall notify the Administrator of the amount necessary to fully Cash-Collateralize all outstanding Letters of Credit (such amount the “Termination Date Collateral Account Deficiency”) and the Borrower shall be deemed to have timely given a Borrowing Request to the Administrator pursuant to Section 2.2 requesting the Lender to make a Loan on such date in the amount of such Termination Date Collateral Account Deficiency; provided, that for purposes solely of such Loan, the conditions precedent set forth in Section 7.2 hereof shall not be applicable. The Administrator shall notify the Lender of such Loan and the Lender shall make the proceeds of its Loan available to the Administrator solely for the account of the LC Issuer notwithstanding the provisions of Section 2.3. The proceeds of each Loan made in accordance with this Section shall be deposited into the Letter of Credit Collateral Account directly by the Administrator to fully Cash-Collateralize any Letters of Credit which remain outstanding.
     (d) Notice to Rating Agencies. Administrator shall notify each Rating Agency of the occurrence of any continuing Significant Event, promptly following its actual knowledge thereof.
     (e) Limitation on Funds Available for Payments. Unless and until the aggregate outstanding principal balance of the Loans hereunder is less than 10% of the highest amount ever borrowed hereunder, no repayment of the Obligations may be made with any funds other than (A) Collections and (B) the Borrower’s initial paid-in cash capital (if any then remains).

Article XI
The Servicer
     Section 11.1. G&K as Initial Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as Servicer under this Agreement. Until such time following the occurrence of a Servicer Event of Default or an Amortization Event as Administrator shall notify G&K and Borrower in writing of the revocation of such power and authority, Borrower, Lender, the LC Issuer and Administrator hereby appoint G&K to act as Servicer under the Transaction Documents.
     Section 11.2. Certain Duties of Servicer.
          11.2.1. Authorization to Act as Borrower’s Agent. The Borrower hereby appoints the Servicer as its agent for the following purposes: (i) selecting the amount of each requested Loan or Letter of Credit and executing Borrowing Requests and LC Applications on behalf of the Borrower, (ii) making transfers among, deposits to and withdrawals from all deposit accounts of the Borrower for the purposes described in the Transaction Documents, (iii) arranging payment by the Borrower of all Fees, expenses, other Obligations and other amounts payable under the Transaction Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 4.1 and (v) executing and preparing the Monthly Reports; provided, however, that Servicer shall act in such capacity only as an agent of Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize Servicer to take any action as Borrower’s agent which Borrower is precluded from taking itself. Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by Servicer pursuant to the preceding sentence, and (B) Lender, the LC Issuer, the Administrator and the banks holding all deposit accounts of Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Servicer on behalf of Borrower.
          11.2.2. Servicer to Act as Servicer. (a) The Servicer shall service and administer the Receivables on behalf of the Borrower and the Administrator (for the benefit of the Lender Secured Parties) and shall have full power and authority, acting alone and/or through subservicers as provided in Section 11.2.2(c), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, Servicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in Servicer’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Borrower or the Administrator (for the benefit of the Lender Secured Parties); provided, however, that the Servicer may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that the Servicer may take such actions with respect to Defaulted Receivables if such actions will, in the Servicer’s reasonable business judgment, maximize the Collections thereof. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of the Borrower is hereby authorized and empowered by the Borrower when the Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of the Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.
     (b) Servicer shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, with the Credit and Collection Policy and with prudent industry standards, as are customarily employed by Servicer in servicing and administering receivables owned or serviced by Servicer comparable to the Receivables. Servicer shall not take any action to impair Administrator’s (for the benefit of the Lender Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.
     (c) Servicer may perform any of its duties pursuant to this Agreement, including those delegated to it pursuant to this Agreement, through subservicers appointed by Servicer, provided that such subservicing arrangements may be terminated, at Administrator’s discretion, upon the replacement of G&K as Servicer. Such subservicers may include Affiliates of Servicer. Notwithstanding any such delegation of a duty, Servicer shall remain obligated and liable for the performance of such duty as if Servicer were performing such duty.
     (d) Servicer may take such actions as are necessary to discharge its duties as Servicer in accordance with this Agreement, including the power to execute and deliver on behalf of Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of Servicer’s duties under this Agreement (including consents, waivers and discharges relating to the Receivables).
     (e) Servicer shall keep separate records covering the transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by Borrower from an Originator and the Purchase Price Credits.
          11.2.3. Collections. (a) On or prior to the Closing Date, Borrower and Servicer shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables: The Originators shall deposit all payments on the Receivables into a Deposit Account which is swept each Business Day into a Concentration Account.
               (b) Except as otherwise provided by Section 9.1.15 hereof, on or prior to the Closing Date the Administrator shall have received a Concentration Account Agreement with respect to each Concentration Account and Deposit Account. Servicer’s right of access to each Concentration Account and Deposit Account shall be revocable at the option of Administrator upon the occurrence of Unmatured Significant Event or Significant Event. The Borrower hereby transfers to the Administrator for the benefit of the Lender Secured Parties, effective when the Administrator delivers such notice, the exclusive ownership and control of each Concentration Account and Deposit Account. In addition, after the occurrence of any Unmatured Significant Event or any Significant Event, Servicer agrees that it shall, upon the written request of Administrator, notify all Obligors under Receivables to make payment thereof to (i) one or more bank accounts and/or post-office boxes designated by Administrator and specified in such notice or (ii) any successor Servicer appointed hereunder.
     (c) [Reserved].
     (d) All Collections received by an Originator or Servicer in respect of Receivables will, pending remittance to a Concentration Account as provided in Section 11.2.4, be held by an Originator or Servicer in trust for the exclusive benefit of Administrator, and shall not be commingled with any other funds or property of any Originator or Servicer.
     (e) Borrower and Servicer hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.
     (f) In performing its duties and obligations hereunder, Servicer (i) shall not impair the rights of Borrower or Administrator in any Receivable, (ii) shall not amend the terms of any Receivable other than in accordance with the Credit and Collection Policy and this Agreement, (iii) shall not release any goods securing a Receivable from the lien created by such Receivable except as specifically provided for herein, and (iv) shall be entitled to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any goods securing such Receivable. In the event that Servicer shall breach any of its covenants set forth in clause (i), (ii) or (iii) of this Section 11.2.3(f), Servicer shall pay the Unpaid Balance of each Receivable affected thereby on the Distribution Date following the Calculation Period in which such event occurs. For the purposes of Section 11.7 hereof, Servicer shall not be deemed to have breached its obligations under this Section 11.2.3(f) unless it shall fail to make such payment with respect to any Receivable affected by Servicer’s noncompliance with clause (i), (ii) or (iii) of this Section 11.2.3(f).
     (g) All payments or other amounts collected or received by Servicer in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.
          11.2.4. Concentration Accounts. (a) On any Business Day, Borrower may withdraw, or permit Servicer to withdraw, funds that are on deposit in the Concentration Accounts, provided that (i) no Significant Event or Unmatured Significant Event has occurred and is continuing, (ii) the Commitment Termination Date has not occurred, and (iii) after giving effect to such withdrawal, no Borrowing Base Deficit has occurred or will result therefrom and there are funds in the Concentration Accounts at least equal to the interest on the Loans and the Fees accrued through such date.
     (b) Prior to 3:00 p.m., Atlanta, Georgia time, on the Business Day preceding each Distribution Date (a “Deposit Date”): (i) Servicer shall deposit or cause to be deposited in a Concentration Account, to the extent not already on deposit therein, an amount equal to, without duplication, the lesser of (A) the sum of (1) the aggregate amount of all Collections received during the immediately preceding Calculation Period, plus (2) the aggregate amounts due from Servicer on such Distribution Date pursuant to Section 11.2.3(f) hereof, plus (3) the aggregate amount of Purchase Price Credits, if any, required to be made in cash on such Distribution Date in accordance with the Receivables Sale Agreement, and (B) the amounts due on such Distribution Date pursuant to clauses first through sixth of Section 4.2(b), provided that if a Significant Event or Unmatured Significant Event shall exist on such Distribution Date or the Commitment Termination Date has occurred, then Servicer shall deposit all of the amounts described in the foregoing clause (A) in a Concentration Account on such Deposit Date.
     (c) Servicer shall distribute the amounts on deposit in the Concentration Accounts in accordance with Section 4.2 hereof.
     Section 11.3. Servicing Compensation. Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by Borrower on each Distribution Date from funds on deposit in the Concentration Accounts in accordance with Section 4.2. Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any subservicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.
     Section 11.4. Agreement Not to Resign. G&K acknowledges that the Lender, the LC Issuer and the Administrator have relied on G&K’s agreement to act as Servicer hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, G&K agrees not to resign as Servicer voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to Administrator, in form and substance satisfactory to Administrator), without the prior written consent of Administrator.
     Section 11.5. Designation of Servicer. Borrower agrees not to designate any Person other than G&K as Servicer without the prior written consent of Administrator.
     Section 11.6. Termination. The authorization of Servicer to act on behalf of Borrower under this Agreement and the other Transaction Documents shall terminate at the sole discretion of Administrator upon the replacement of Servicer by a successor Servicer selected by Administrator.
     Section 11.7. Servicer Events of Default. Each of the following shall constitute a “Servicer Event of Default” under this Agreement:
          11.7.1. Failure to Make Payments and Deposits. Servicer shall fail to make any payment or deposit required to be made by it hereunder on the date when due and such failure shall continue for two (2) Business Days.
          11.7.2. Non-Compliance with Other Provisions. The Servicer shall fail to perform or observe any provision of Section 9.1.5(b) and such failure shall continue for two (2) Business Days, or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days.

          11.7.3. Delegation. Servicer shall delegate any of its duties hereunder, except as expressly permitted in accordance with the terms hereof.
          11.7.4. Breach of Representations and Warranties. Any representation, warranty, certification or statement made by Servicer in this Agreement, any other Transaction Document to which Servicer is a party or in any Borrowing Base Certificate, Monthly Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.
          11.7.5. Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Servicer.
          11.7.6. Judgments. A final judgment or judgments for the payment of money of $12,300 or more in the aggregate shall have been rendered against Borrower, or in excess of $10,000,000 in the aggregate shall have been rendered against Servicer, after deducting (a) the amount with respect to which Servicer is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which Servicer is otherwise indemnified if the terms of such indemnification are satisfactory to Lender (or its assigns), and the same shall have remained unsatisfied and in effect, without stay of execution, for a period of thirty (30) consecutive days after the period for appellate review shall have elapsed.
          11.7.7 Cross-Default to Material Debt. (a) Failure of Servicer to pay any Debt in excess of $15,000,000 in aggregate principal amount (“Material Debt”) when due; or (b) the default by Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Debt to cause, such Indebtedness to become due prior to its stated maturity; or (c) any Material Debt of Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof, in each case described in the foregoing clause (a), (b) or (c), whether or not waived.
At any time during the continuance of any Servicer Event of Default (which Servicer Event of Default (other than an Event of Bankruptcy under Section 11.7.5), if capable of being remedied, has not been remedied for a period of thirty (30) days after the occurrence thereof), Administrator may, in its sole discretion, notify Servicer in writing of the revocation of its appointment as Servicer hereunder. Upon revocation of Servicer’s appointment hereunder, Administrator shall appoint a successor Servicer. Servicer agrees that upon receipt of written notification from Administrator of the revocation of Servicer’s appointment as Servicer hereunder, Servicer shall upon the written request of Administrator (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to a bank account(s) or post office box designated by Administrator and specified in such notice, and (ii) pay to Administrator (or its designee) immediately all Collections then held or thereafter received by Servicer or the applicable Originator of Receivables, together with all other payment obligations of Servicer hereunder owing to the

Lender, the LC Issuer or the Administrator. Servicer shall, at its sole cost and expense, cooperate with and assist the successor Servicer (including, without limitation, providing access to, and transferring, all Receivable Files and all records (including data-processing records) relating thereto (which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests)) and allowing the successor Servicer to use all licenses, hardware or software necessary or desirable to collect the Receivables). G&K irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Servicer (in substantially the same manner as G&K conducted such data-processing functions while it acted as Servicer).
Article XII
Administrator
     Section 12.1 Authorization and Action. Each of the LC Issuer and the Lender hereby appoints SunTrust Robinson Humphrey, Inc. as its Administrator for purposes of the Transaction Documents and authorizes SunTrust Robinson Humphrey, Inc. in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to SunTrust Robinson Humphrey, Inc., as Administrator, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.
     Section 12.2. Administrator and Affiliates. Bank and any of its Affiliates may generally engage in any kind of business with Borrower, Bank, Servicer, any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, Bank, Servicer, any Obligor or any of their respective Affiliates, all as if SunTrust Robinson Humphrey, Inc. were not Administrator and without any duty to account therefor to Lender.
Article XIII
Assignments
     Section 13.1. Restrictions on Assignments. Neither Borrower nor Servicer may assign its rights hereunder or any interest herein without the prior written consent of the LC Issuer, the Administrator and the Lender. Lender may not assign all or any portion of Lender’s Commitment to any Person other than the Liquidity Bank(s) without the prior written consent of the Borrower, the LC Issuer and the Administrator. Nothing herein shall be deemed to preclude Lender from pledging or assigning all or any portion of any Loan or the Lender Note:
          (a) to Credit Bank, any Liquidity Bank (or any successor of any thereof by merger, consolidation or otherwise), any Affiliate of Credit Bank or any Liquidity Bank in connection with a draw under the Liquidity Agreement or a Credit Advance (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose); or
          (b) to any other Person proposed by Lender and consented to by Administrator.

The Administrator shall promptly provide notice of any assignment to each Rating Agency. Subject to Section 13.2, all of the aforementioned assignments shall be upon such terms and conditions as the Lender and the assignee may mutually agree.
     Section 13.2. Documentation. Lender shall deliver to each assignee an assignment, in such form as Lender and the related assignee may agree, duly executed by Lender, assigning any such Loan to the assignee, and Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to such Loan, and to enable the assignee to exercise or enforce any rights hereunder or under the Lender Note evidencing such Loan.
     Section 13.3. Rights of Assignee. Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall have all of the rights of Lender hereunder to the extent of such assignment with respect to such Loans and all references to Lender in Section 6.1 shall be deemed to apply to such assignee to the extent of such assignment.
     Section 13.4. Notice of Assignment. Lender shall provide notice to Borrower of any assignment hereunder by Lender to any assignee. Lender authorizes Administrator to, and Administrator agrees that it shall, endorse the Lender Note to reflect any assignments made pursuant to this Article XIII or otherwise.
Article XIV
Indemnification
     Section 14.1. General Indemnity of Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify Administrator, Lender, the LC Issuer, the Servicer, each Liquidity Bank, each Credit Bank, Bank, each of Bank’s Affiliates and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, on an after-tax basis, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by Borrower, including (without limitation) in respect of the funding of any Loan, the issuance of any Letter of Credit or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, and (b) Excluded Taxes.

     Section 14.2. Indemnity of Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable law, G&K as Servicer, hereby agrees to indemnify each Indemnified Party forthwith on demand, on an after-tax basis, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising from, or related to, the negligence or willful misconduct of G&K, the inaccuracy of any representation or warranty of G&K, or the failure of G&K to perform its obligations under any Transaction Document; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a Receivable for credit reasons, and (c) any tax upon or measured by net income on any Indemnified Party. Anything contained in this Section 14.2 to the contrary notwithstanding: (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables, and (2) nothing in this Section 4.2 shall require Servicer to indemnify any Indemnified Party for Receivables which are not collected, not paid or are otherwise uncollected on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability to pay of the applicable Obligor.
Article XV
Miscellaneous
     Section 15.1. No Waiver; Remedies. No failure on the part of the Lender, the LC Issuer, the Administrator, any Indemnified Party or any Affected Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of Bank, each Credit Bank and each Liquidity Bank is hereby authorized by Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank, such Credit Bank or such Liquidity Bank to or for the credit or the account of Borrower, now or hereafter existing under this Agreement, to Administrator, any Affected Party, any Indemnified Party, or Lender or their respective successors and assigns.
     Section 15.2. Amendments, Etc. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement and any Schedules hereto, or the Lender Note shall in any event be effective unless the same shall be in writing and signed and delivered by (i) Borrower, Servicer, the LC Issuer, the Administrator and the Lender (with respect to an amendment), or (ii) the LC Issuer, the Administrator and Lender (with respect to a waiver or consent by them) or Servicer or Borrower (with respect to a waiver or consent by them), as the case may be, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no material amendment of this Agreement (other than an amendment to extend the Scheduled Commitment Termination

Date) shall be effective unless the Lender (or Administrator on its behalf) shall have received written confirmation by the Rating Agencies that such amendment shall not cause the rating on the then outstanding Commercial Paper Notes to be downgraded or withdrawn. Administrator shall provide each Rating Agency with a copy of each amendment to or consent or waiver under this Agreement promptly following the effective date thereof.
     Section 15.3. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 15.3 hereto or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.
     Section 15.4. Costs, Expenses and Taxes. In addition to its obligations under Section 14.1, Borrower agrees to pay on demand:
          (a) all costs and expenses incurred by the LC Issuer, the Administrator, the Lender, each Liquidity Bank, each Credit Bank and Servicer in connection with (i) the preparation, execution, delivery, administration and enforcement of, or any breach of, this Agreement, the Lender Note, the other Transaction Documents, the Liquidity Agreement and, to the extent directly related to this Agreement, the Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection therewith, (ii) the perfection of Administrator’s security interest in the Collateral, (iii) the maintenance of the Concentration Accounts and the Deposit Accounts, (iv) the audit of the books, records and procedures of Originators, Servicer and Borrower by Administrator’s auditors (which may be employees of Administrator), and (v) Rating Agency fees related to the transactions contemplated by this Agreement; and
          (b) all stamp and other transactional or filing taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Lender Note, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     Section 15.5. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, the Lender, the LC Issuer, the Administrator, and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by Borrower or Servicer pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4, 15.11 and 15.12 shall be continuing and shall survive any termination of this Agreement and any termination of G&K’s rights to act as Servicer hereunder or under any other Transaction Document.
     Section 15.6. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
     Section 15.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 15.8. Governing Law. This Agreement shall be a contract made under and governed by the internal laws of the State of New York without regard to the conflict of law principles thereof (other than Section 5-1401 of the New York general obligations law) except to the extent that the laws of another jurisdiction govern the perfection, or the effect of perfection or nonperfection, of the security interests of Administrator, for the benefit of the Secured Parties.
     Section 15.9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.
     Section 15.10. Submission to Jurisdiction; Waiver of Trial by Jury. (a) Each of Borrower and Servicer hereby submits to the nonexclusive jurisdiction of any United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of Borrower and Servicer hereby irrevocably waives, to the fullest extent possible, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 15.10 shall affect the right of Administrator or Lender to bring any action or proceeding against Borrower or Servicer or their respective properties in the courts of other jurisdictions.

          (b) To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.
     Section 15.11. No Recourse Against Lender. The obligations of the Lender under this Agreement are solely the limited liability company obligations of Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any member, employee, officer, director, manager, administrator, partner or organizer of Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.
     Section 15.12. No Proceedings. Each of the parties hereto hereby agree that it will not institute against Lender, or join any other Person in instituting against Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Lender shall be outstanding and there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.12 shall survive the termination hereof.
     Section 15.13. Confidentiality. (a) Unless otherwise consented to by Administrator or required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings, each of Borrower and Servicer hereby agrees that it shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to Administrator and Lender and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each of Borrower, Servicer and their respective officers and employees may disclose such information to their external accountants, attorneys and other advisors and as required by any applicable law, rule, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law). The restrictions in this Section 15.13(a) shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by Borrower, Servicer or one of their respective Affiliates.
          (b) Each of Borrower and Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the LC Issuer, the Administrator, the Liquidity Banks or the Lender by each other, (ii) as required by or pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), (iii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), (iv) to any Rating Agency, Commercial Paper Note dealer, Credit Bank or Support Provider to Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Administrator acts as the administrative agent or administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to any nationally recognized statistical rating organization rating the Commercial Paper Notes of the Lender or any non-hired nationally recognize statistical rating organization that provides to the Lender or its agent the certification required by Rule 17g-5, and who agrees to keep such information confidential as contemplated by Rule 17g-5, by posting such information to a password protected internet website accessible to each such nationally recognized statistical rating organization in connection with, and subject to the terms of Rule 17g-5, provided, that each Person described in the foregoing clauses (iii) and (iv) is informed of the confidential nature of such information.
          (c) Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree and acknowledge that each of them and each of their employees, representatives and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For the purposes of this Section 15.13(c), the terms “tax treatment” and “tax structure” shall have the meanings specified in Treasury Regulation section 1.6011-4(c).
     Section 15.14. Entire Agreement. This Agreement and the other Transaction Documents executed and delivered herewith represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
     Section 15.15. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, the Lender shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (a) the Lender has received funds which may be used to make such payment and which funds are not required to repay the Commercial Paper Notes and advances under the Voluntary Advance Agreement when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Documents), under all of the liquidity facilities for the Lender’s commercial paper program, to pay the “Face Amount” (as defined below) of all outstanding Commercial Paper Notes and advances under the Voluntary Advance Agreement when due or (ii) all Commercial Paper Notes and advances under the Voluntary Advance Agreement are paid in full. Any amount which the Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Lender for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section 15.15 shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section 15.15, the term “Face Amount” means, with respect to outstanding Commercial Paper Notes or advances under the Voluntary Advance Agreement, (x) the face amount of any such Commercial Paper Notes issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper Notes issued on an interest-bearing basis or any such advances under the Voluntary Advance Agreement.

     Section 15.16. Lender’s Purchase of Commercial Paper Notes. The Borrower acknowledges and agrees that the Lender or the Bank, or any Affiliate of the Lender or the Bank, may from time to time (but without any obligation) purchase and hold Commercial Paper Notes for its own account, regardless of any difference between the Commercial Paper Rate and the LIBOR Rate.
[Signatures follow]

     In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

G&K Receivables Corp., as Borrower
By:	/s/ Jeffrey L. Wright
	Name:	Jeffrey L. Wright
	Title:	Chief Financial Officer

G&K Services, Inc., as Initial Servicer
By:	/s/ Jeffrey L. Wright
	Name:	Jeffrey L. Wright
	Title:	Chief Financial Officer

Three Pillars Funding LLC, as Lender
By:	/s/ Doris J. Hearn
	Name:	Doris J Hearn
	Title:	Vice President

SunTrust Robinson Humphrey, Inc., as Administrator
By:	/s/ Michael G. Maza
	Name:	Michael G. Maza
	Title:	Managing Director

SunTrust Bank, as LC Issuer
By:	/s/ Michael Vegh
	Name:	Michael Vegh
	Title:	Director